SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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American Electric Power Company, Inc.

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Notice of 2013 Annual Meeting • Proxy Statement

American Electric Power 1 Riverside Plaza Columbus, OH 43215

Michael G. Morris Chairman of the Board

March 13, 2013

Dear Shareholder:

This year’s annual meeting of shareholders will be held at The Ohio State University’s Fawcett Center, 2400 Olentangy River Road, Columbus, Ohio, on Tuesday, April 23, 2013, at 9:00 a.m. Eastern Time.

Your Board of Directors and I cordially invite you to attend. Registration will begin at 8:00 a.m. Only shareholders who owned shares on the record date, February 25, 2013, are entitled to vote and attend the meeting. To attend the meeting, you will need to present an admission ticket or the notice you received. If your shares are registered in your name, and you received your proxy materials by mail, your admission ticket is attached to your proxy card. A map and directions are printed on the admission ticket. If your shares are registered in your name and you received your proxy materials electronically via the Internet, you will need to print an admission ticket after you vote by clicking on the “Options” button. If you hold shares through an account with a bank or broker, you will need to contact them and request a legal proxy, or bring a copy of your statement to the meeting that shows that you owned the shares on the record date. Each ticket will admit a shareholder and one guest.

This year, we again are pleased to be using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2012 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2012 Annual Report and a form of proxy card or voting instruction card. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP’s affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•	By Internet, at www.envisionreports.com/AEP

•	By toll-free telephone at 800-652-8683

•	By completing and mailing your proxy card if you receive paper copies of the proxy materials

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

If you have any questions about the meeting, please contact Investor Relations, American Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The telephone number is 800-237-2667.

Sincerely,

/s/ Michael G. Morris

NOTICE OF 2013 ANNUAL MEETING

American Electric Power Company, Inc.

1 Riverside Plaza

Columbus, Ohio 43215

TIME	9:00 a.m. Eastern Time on Tuesday, April 23, 2013

PLACE	The Ohio State University’s Fawcett Center 2400 Olentangy River Road Columbus, Ohio

ITEMS OF BUSINESS	(1) To elect the 14 directors named herein to hold office until the next annual meeting and until their successors are duly elected.
(2) To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year 2013.
(3) To hold an advisory vote on executive compensation. (4) To vote on a shareholder proposal set forth at pages 26 to 29, if properly presented at the meeting.
(5) To consider and act on such other matters as may properly come before the meeting.

RECORD DATE	Only shareholders of record at the close of business on February 25, 2013, are entitled to notice of and to vote at the meeting or any adjournment thereof.

ANNUAL REPORT	Appendix A to this proxy statement has AEP’s audited financial statements, management’s discussion and analysis of results of operations and financial condition and the report of the independent registered public accounting firm.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
(1) MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card if you receive paper copies of the proxy materials.
(2) CALL TOLL-FREE by telephone at 800-652-8683.
(3) VISIT THE WEB SITE shown on the notice of Internet availability of proxy materials to vote via the Internet.

Any proxy may be revoked at any time before your shares are voted at the meeting.

March 13, 2013	David M. Feinberg Secretary

Proxy Statement

March 13, 2013

Proxy and Voting Information

A notice of Internet availability of proxy materials or paper copy of the proxy statement and form of proxy is to be mailed to shareholders on or about March 13, 2013, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 23, 2013 in Columbus, Ohio.

We use the terms “AEP,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to American Electric Power Company, Inc. and, where applicable, its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

Who Can Vote.    Only the holders of shares of AEP Common Stock at the close of business on the record date, February 25, 2013, are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 485,790,462 shares of AEP Common Stock, $6.50 par value, outstanding.

How You Can Vote.    Shareholders of record can give proxies by (i) mailing their signed proxy cards; (ii) calling a toll-free telephone number; or (iii) using the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or Internet voting procedures are set forth on the proxy card or the website shown on the notice of internet availability of proxy materials.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

When proxies are returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders’ directions. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their Plan accounts on February 25, 2013.

Revocation of Proxies.    A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by simply voting again after the date of the proxy being revoked or by attending the meeting and voting in person.

How Votes are Counted.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Under New York Stock Exchange (NYSE) rules, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of their clients who have not furnished voting instructions. The proposals to elect directors, the advisory vote on executive compensation and the shareholder proposal are “non-discretionary” matters, which means that brokerage firms may not use their discretion to vote on such matters without express voting instructions from their clients.

The Company has implemented a majority voting standard for the election of directors in uncontested elections of directors. The election of directors at the Annual Meeting is an uncontested election, so for a nominee to be elected to the Board, the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” his or her election. Abstentions and broker non-votes will not be considered votes cast “for” or “against” a nominee. If a nominee is not elected because he or she did not receive a greater number of votes “for” his or her election than “against” such election, he or she will be required to tender his or her resignation for the Board’s consideration of whether to accept such resignation in accordance with our Bylaws. No shareholder has the right to cumulate his or her voting power in the election of directors at the Annual Meeting.

Shareholder approval of each of the other proposals (Item 2: Proposal to Ratify Appointment of Independent Registered Public Accounting Firm; Item 3: Advisory Vote on Executive Compensation and Item 4: Shareholder Proposal for Lobbying Expenditures Report) requires an affirmative vote of a majority of votes cast at a meeting of shareholders. This means that the votes cast “for” the proposal must exceed the votes cast “against” the proposal. Abstentions and broker non-votes are not counted as votes “for” or “against” Item 3 (Advisory Vote on Executive Compensation) and Item 4 (Shareholder Proposal for Lobbying Expenditures Report) and therefore will have no effect on the outcome of the votes with respect to such proposals.

Abstentions are not counted as votes “for” or “against” Item 2 (Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm) and therefore will have no effect on the outcome of the vote with respect to such proposal.

Your Vote is Confidential.    It is AEP’s policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which identify shareholders, are held on a confidential basis, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator, who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted, (ii) in cases where shareholders write comments on their proxy cards or (iii) in a contested proxy solicitation.

Multiple Copies of Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to Shareholders.    Securities and Exchange Commission (SEC) rules provide that more than one annual report, proxy statement or notice of Internet availability of proxy materials need not be sent to the same address. This practice is commonly called “householding” and is intended to eliminate duplicate mailings of shareholder documents. Mailing of your annual report, proxy statement or notice of Internet availability of proxy materials is being householded indefinitely unless you instruct us otherwise. We will deliver promptly upon written or oral request a separate copy of the annual report, proxy statement or notice of Internet availability of proxy materials to a shareholder at a shared address. To receive a separate copy of the annual report, proxy statement or notice of Internet availability of proxy materials, write to AEP, attention: Investor Relations, at 1 Riverside Plaza, Columbus, OH 43215 or call 1-800-237-2667. If more than one annual report, proxy statement or notice of Internet availability of proxy materials is being sent to your address, at your request, mailing of the duplicate copy can be discontinued by contacting our transfer agent, Computershare Trust Company, N.A. (Computershare), at 800-328-6955 or writing to them at P.O Box 43078, Providence, RI 02940-3078. If you wish to resume receiving separate annual reports, proxy statements or notice of Internet availability of proxy materials at the same address in the future, you may call Computershare at 800-328-6955 or write to them at P.O Box 43078, Providence, RI 02940-3078. The change will be effective 30 days after receipt.

Additional Information.    Our website address is www.aep.com. We make available free of charge on the Investor Relations section of our website (www.aep.com/investors) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act. You may request any of these materials and information in print by contacting Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215. We do not intend for information contained on our website to be part of this proxy statement. In addition, this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at www.edocumentview.com/aep.

Item 1. Election of Directors

Currently, AEP’s Board of Directors consists of 15 members. Mr. Cordes will end his service as a member of the Board effective as of the date of the annual meeting; therefore the Board of Directors has authorized a reduction in the size of the Board to 14 members, effective as of April 23, 2013, as permitted by the Bylaws.

Fourteen directors are to be elected to hold office until the next annual meeting and until their successors have been elected. AEP’s Bylaws provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of the Board.

The 14 nominees named on pages 4 to 8 were nominated by the Board on the recommendation of the Committee on Directors and Corporate Governance of the Board, following individual evaluation of each incumbent nominee’s qualifications and 2012 performance. The proxies named on the proxy card or their substitutes will vote for the Board’s nominees, unless instructed otherwise. All of the Board’s nominees were elected by the shareholders at the 2012 annual meeting, except Ms. Lin, Mr. Rasmussen and Mr. Richard, who were appointed as directors in July 2012, September 2012 and January 2013, respectively. Ms. Lin and Mr. Richard were each identified by a director search firm which was paid a fee to identify and evaluate potential Board members. Mr. Rasmussen is a prominent business leader in the Columbus community. Messrs. Akins, Hoaglin and Morris interviewed Ms. Lin, Mr. Rasmussen and Mr. Richard and recommended them to the Committee on Directors and Corporate Governance. That committee reviewed their qualifications and recommended them to the full Board. We do not expect any of the nominees will be unable to stand for election or be unable to serve if elected. If a vacancy in the slate of nominees occurs before the meeting, the proxies may be voted for another person nominated by the Board or the number of directors may be reduced accordingly.

Biographical Information.    The following brief biographies of the nominees include their principal occupations, ages on the date of this proxy statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP’s Common Stock, options exercisable within 60 days and stock-based units beneficially owned by each of them appear on page 77.

Nominees For Director

Nicholas K. Akins Dublin, Ohio Age 52 Director since 2011

Chief executive officer of AEP since November 2011, and chairman and chief executive officer of all of its major subsidiaries since November 2011. President of AEP from January 2011 to October 2011 and executive vice president of AEP from 2006 to 2011.

Mr. Akins’ qualifications to serve on the Board include his extensive senior executive experience in the utility industry and his deep knowledge of the Company as our Chief Executive Officer.

David J. Anderson Morristown, New Jersey Age 63 Director since 2011

Senior vice president and chief financial officer of Honeywell International, a diversified technology and manufacturing company, since 2003.

Mr. Anderson’s qualifications to serve on the Board include his corporate finance expertise as the chief financial officer of a Fortune 100 company.

Ralph D. Crosby, Jr. McLean, Virginia Age 65 Director since 2006

Retired Chairman of EADS North America, Inc., an aerospace company (2002-2011). Retired chief executive officer of EADS North America, Inc. (2002-2009). A director of Ducommun Incorporated and Serco Group PLC.

Mr. Crosby’s qualifications to serve on the Board include his extensive senior executive experience in the aerospace industry and his experience as a public company director.

Linda A. Goodspeed Memphis, Tennessee Age 51 Director since 2005

Senior vice president and chief information officer of The ServiceMaster Company, a residential and commercial service company, since 2011. Managing partner of Wealthstrategies Financial Advisors, LLC since 2008. From 2008 to 2011, vice president of information systems of Nissan North America, Inc., an automobile manufacturer. A director of Columbus McKinnon Corp and AutoZone, Inc.

Ms. Goodspeed’s qualifications to serve on the Board include her information technology expertise as the chief information officer of a service company and her experience as a public company director.

Nominees for Director — continued

Thomas E. Hoaglin Columbus, Ohio Age 63 Director since 2008

Retired chairman and chief executive officer of Huntington Bancshares Incorporated, a bank holding company (2001-2009). A director of The Gorman-Rupp Company.

Mr. Hoaglin’s qualifications to serve on the Board include his extensive senior executive experience in the banking industry and his experience as a public company director.

Sandra Beach Lin Flower Mound, Texas Age 54 Director since 2012

Retired chief executive officer of Calisolar, Inc., a solar silicon company, a position she held during 2010 and 2011. Corporate executive vice president of Celanese Corporation, a global hybrid chemical company (2007 – 2010). A director of WESCO International.

Ms. Lin’s qualifications to serve on the Board include her senior executive experience managing global businesses in multiple industries and her experience as a public company director.

Michael G. Morris Northville, Michigan Age 66 Director since 2004

Chairman of AEP, and former chief executive officer of AEP and all of its major subsidiaries (2004 to 2011). A director of Alcoa Inc., The Hartford Financial Services Group, Inc. and Limited Brands, Inc. Mr. Morris was formerly a director of Cincinnati Bell, Inc. (2005-2008).

Mr. Morris’ qualifications to serve on the Board include his extensive senior executive experience in the utility industry and his deep knowledge of the Company as our Chairman of the Board and former Chief Executive Officer and his experience as a public company director.

Richard C. Notebaert Chicago, Illinois Age 66 Director since 2011

Retired chief executive officer of Qwest Communications International Inc., a telecommunications systems company (2002-2007). A director of Aon Corporation and Cardinal Health, Inc.

Mr. Notebaert’s qualifications to serve on the Board include his extensive senior executive experience in the regulated telecommunications industry and his experience as a public company director.

Nominees for Director — continued

Lionel L. Nowell III Cos Cob, Connecticut Age 58 Director since 2004

Retired senior vice president and treasurer of PepsiCo, Inc., a food and beverage company (2001-2009). A director of Reynolds American Inc. and Bank of America.

Mr. Nowell’s qualifications to serve on the Board include his capital markets, accounting, financial reporting, and risk management skills and experience at a Fortune 100 company, and his experience as a public company director.

Stephen S. Rasmussen Columbus, Ohio Age 60 Director since 2012

Chief executive officer of Nationwide Mutual Insurance Company (Nationwide) since 2009. President and Chief Operating Officer of Nationwide (2003 – 2009).

Mr. Rasmussen’s qualifications to serve on the Board include his extensive senior executive experience in the regulated insurance industry.

Oliver G. Richard, III Lake Charles, Louisiana Age 60 Director since 2013

Chairman of privately held CleanfuelUSA, an alternative vehicular fuel company since 2006. Owner and president of Empire of the Seed LLC, a private consulting firm in the energy and management industries, as well as the private investments industry since 2005. Mr. Richard served as Chairman, President and CEO of Columbia Energy Group (“Columbia Energy”) from April 1995 until Columbia Energy was acquired by NiSource Inc. in November 2000. Mr. Richard served as a Commissioner of the Federal Energy Regulatory Commission from 1982 to 1985. A director of Buckeye Partners, L.P. and Cheniere Energy Partners, GP, LLC.

Mr. Richard’s qualifications to serve on the Board include his extensive knowledge of the utility industry as a former commissioner of the Federal Energy Regulatory Commission, his experiences in running utility companies and his experience as a public company director.

Nominees for Director — continued

Richard L. Sandor Chicago, Illinois Age 71 Director since 2000

Chairman and CEO Environmental Financial Products LLC (intermittently 1998 – present). Lecturer, University of Chicago Law School. Distinguished Adjunct Professor of Environmental Finance of Guanghua School of Management at Peking University. Founder and former Chairman of Chicago Climate Exchange, Inc. (CCX), an environmental commodity trading exchange (2002-2010). Former chief executive officer of CCX (2002-2009). Former Chairman of the Chicago Climate Futures Exchange (CCFE), an environmental derivatives trading exchange (2004-2010). Former chief executive officer of CCFE (2004-2009). Former Chairman of Climate Exchange PLC, the parent of CCX and CCFE (2003-2010). Former member of the design committee of the Dow Jones Sustainability Index. Dr. Sandor was formerly a director of Intercontinental Exchange, Inc. (2002-2008). Board member for the Clean Energy Trust. Advisory Board member for the Center for Financial Stability.

Dr. Sandor’s qualifications to serve on the Board include his corporate finance expertise, including his experience with financial exchanges focused on environmental financial products.

Sara Martinez Tucker San Francisco, California Age 57 Director since 2009

Chief executive officer of the National Math and Science Initiative since March 1, 2013. From 2009 to February 2013, independent consultant. Former Under Secretary of Education in the U.S. Department of Education (2006-2008). Chief executive officer and president of the Hispanic Scholarship Fund from 1997 to 2006. Retired executive of AT&T. A director of Xerox Corporation.

Ms. Tucker’s qualifications to serve on the Board include her experience in governmental affairs as the Under Secretary of Education, her experience in human resources and customer service operations in the regulated telecommunications industry and her experience as a public company director.

Nominees for Director — continued

John F. Turner Moose, Wyoming Age 71 Director since 2008

Managing partner of Triangle X Ranch, a guest ranch in Jackson Hole, Wyoming, since 1960. Assistant Secretary of State of U.S. State Department’s Bureau of Oceans and International Environmental and Scientific Affairs from 2001 to 2005. Former chief executive officer of The Conservation Fund. Former director of the U.S. Fish and Wildlife Service from 1989 to 1993. A director of Ashland, Inc., International Paper Company and Peabody Energy Corporation.

Mr. Turner’s qualifications to serve on the Board include his experience in governmental affairs as an Assistant Secretary of State, his experience in environmental matters as an executive of a national environmental organization and as head of a governmental agency with environmental responsibilities and his experience as a public company director.

AEP’s Board of Directors and Committees

Under New York law, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 2012, the Board held eight regular meetings and one telephonic meeting. AEP encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all directors attended the annual meeting.

Board Meetings and Committees.    The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings. Directors are also expected to become familiar with AEP’s management team and operations as a basis for discharging their oversight responsibilities.

The Board has seven standing committees. The table below shows the number of meetings conducted in 2012 by each committee and the directors who currently serve on these committees. During 2012, no director attended fewer than 87 percent of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees during the period on which he or she served during the period that he or she served.

DIRECTOR	BOARD COMMITTEES
	Audit	Directors and Corporate Governance	Policy	Executive	Finance	Human Resources	Nuclear Oversight
Mr. Akins			X	X
Mr. Anderson	X		X		X
Mr. Cordes			X			X	X
Mr. Crosby			X	X		X (Chair)	X
Ms. Goodspeed	X		X (Chair)				X
Mr. Hoaglin		X (Chair)	X	X		X
Ms. Lin	X	X	X
Mr. Morris			X	X (Chair)	X		X (Chair)
Mr. Notebaert		X	X			X
Mr. Nowell	X (Chair)	X	X	X	X
Mr. Rasmussen		X	X		X
Mr. Richard			X			X	X
Dr. Sandor			X	X	X (Chair)
Ms. Tucker	X	X	X
Mr. Turner	X		X				X
2012 Meetings	7	6	4	0	4	9	4

The functions of the committees are described below.

The Committee on Directors and Corporate Governance has the responsibilities set forth in its charter, including:

1.	Recommending the size of the Board within the limits imposed by the Bylaws.

2.	Recommending selection criteria for nominees for election or appointment to the Board.

3.	Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.	Recommending to the Board nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.	Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

6.	Recommending members to serve on committees and chairs of the committees of the Board.

7.	Reviewing the independence and possible conflicts of interest of directors and executive officers.

8.	Overseeing the AEP Corporate Compliance Program.

9.	Overseeing the annual evaluation of the Board of Directors.

10.	Reviewing annually the performance of individual directors.

11.	Overseeing the implementation of AEP’s Related Person Transaction Approval Policy.

12.	Overseeing AEP’s Sustainability Report, including the material about political contributions.

13.	Overseeing elements of the Company’s risks that are within the scope of the Committee’s responsibility as assigned to it by the Board of Directors.

A copy of the charter can be found on our website at www.aep.com/investors/corporateleadersandgovernance. Consistent with the rules of the NYSE and our Director Independence Standards, all members of the Committee on Directors and Corporate Governance are independent.

The Human Resources Committee (the HR Committee) annually reviews and approves AEP’s executive compensation in the context of the performance of management and the Company. None of the members of the HR Committee is or has been an officer or employee of any AEP System company. In addition, each of the current members of the HR Committee has been determined to be independent by the Board in accordance with NYSE rules and our Director Independence Standards. In addition, each member is a “non-employee director” as defined in SEC Rule 16b-3 under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The HR Committee also reviews the Compensation, Discussion and Analysis section of this proxy statement and recommends that it be included in the Company’s Annual Report on Form 10-K.

The HR Committee has the responsibilities set forth in its charter, a copy of which can be found on our website at www.aep.com/investors/corporateleadersandgovernance.

For a more complete description of the HR Committee’s responsibilities, see the Human Resources Committee Report on page 51.

The Audit Committee is responsible for, among other things, the appointment of the independent registered public accounting firm (independent auditor) for the Company; reviewing with the independent auditor the plan and scope of the audit and approving audit fees; monitoring the adequacy of financial reporting and internal control over financial reporting and meeting periodically with the internal auditor and the independent auditor. A more detailed discussion of the purposes, duties and responsibilities of the Audit Committee is found in the Audit Committee charter, a copy of which can be found on our website at www.aep.com/investors/corporateleadersandgovernance. Consistent with the rules of the NYSE and our Director Independence Standards, all members of the Audit Committee are independent. The Board has determined that Mr. Nowell is an audit committee financial expert as defined by the SEC.

The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries, including reviewing and making recommendations concerning the short and long-term financing plans and programs of AEP and its subsidiaries. The Finance Committee also provides recommendations to the Board on dividend policy, including the declaration and payment of dividends. The Finance Committee also reviews and approves the treasury policies of the Company.

The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP’s nuclear generation.

The Policy Committee is responsible for examining AEP’s policies on major public issues affecting the AEP System, including environmental, technology, fuel supply, industry change and other matters.

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations prescribed in the Bylaws, during the intervals between meetings of the Board.

The Board’s role in AEP’s risk oversight process

The Board has the overall responsibility for overseeing the Company’s management of risks. Management is responsible for identifying and managing the Company’s risks. The Board reviews the Company’s processes for identifying and managing risks and communicating with the Board about those risks to help ensure that the processes are effective.

Like other companies, we have very diverse risks. These include financial and accounting risks, capital deployment risks, operational risks, compensation risks, liquidity risks, litigation risks, strategic risks, regulatory risks, reputation risks, natural-disaster risks and technology risks. Some critical risks having enterprise-wide significance, such as corporate strategy and capital budget, require the full Board’s active oversight, but our Board committees also play a key role because they can devote more time to reviewing specific risks. For example, our Nuclear Oversight Committee focuses on the specific risks of operating a nuclear plant. The Board is also responsible, therefore, for ensuring that these types of risks are properly delegated to the appropriate committee, and that the risk oversight activities are properly coordinated and communicated among the Board and the various committees that oversee the risks.

Our other committees oversee both specific and broad types of risks. Some of the committees have oversight responsibility for specific risks that are inherent in carrying out their responsibilities set forth in their charters. For example, the Audit Committee is responsible for overseeing financial reporting risks. Management has prepared and categorized a list of the Company’s major types of risks. The Audit Committee and the Directors and Corporate Governance Committee reviewed that list and proposed an assignment of risks either to the full Board or to specific committees. The Board reviewed the recommendations and adopted the proposed allocation of responsibilities.

Under the NYSE’s listing standards, our Audit Committee must discuss AEP’s policies for risk assessment and risk management. The Audit Committee oversees the process of identifying major enterprise risks and communicates those risks to the Board for assignment of oversight among the Board and the various committees. Our Chief Risk Officer, Chief Accounting Officer and General Counsel attend all Audit Committee meetings. The Audit Committee oversees the Company’s maintenance of financial and disclosure controls and procedures and also specifically reviews our litigation and regulatory risks as part of their review of the Company’s disclosures.

Our Finance Committee broadly oversees our financial risks, which include energy trading risks, liquidity risks and interest rate risks. The Finance Committee reviews and approves the Company’s risk policies relating to our power marketing and hedging activities and also oversees the performance of the assets in our pension plans. Our Chief Risk Officer and General Counsel attend all Finance Committee meetings.

Our HR Committee reviews the Company’s incentive compensation practices to ensure they do not encourage excessive risk-taking and are consistent with the Company’s risk tolerance. The HR Committee also oversees our succession planning and executive leadership development. Our senior human resources officers attend all of the HR Committee meetings.

The Directors and Corporate Governance Committee focuses on corporate governance risks and oversees the Company’s Corporate Compliance Program, which includes the Company’s whistleblower program. Our General Counsel attends all Directors and Corporate Governance Committee meetings.

Compensation Risk

As specified in its charter, the HR Committee (with the assistance of its independent compensation consultant and Company management) reviewed the Company’s compensation policies and practices for all employees, including executive officers, and determined that the compensation programs are appropriate and are not reasonably likely to have a material adverse effect on the Company.

The Company has designed its executive compensation process, with oversight from the HR Committee, to identify and manage risk and to ensure that the executive compensation programs do not encourage excessive risk taking. The base salary component, which represented approximately 14 percent of our CEO’s total compensation opportunity for 2012, discourages risk-taking because its value and payment is contingent only upon the CEO’s continued employment with the Company. The Company also provides annual and long-term incentive compensation in amounts that represented approximately 15 percent and 71 percent of our CEO’s total compensation opportunity for 2012, respectively. The HR Committee believes this appropriately allocated the CEO’s compensation among base salary, annual incentive compensation and long-term incentive compensation opportunities in such a way as to not encourage excessive risk-taking. The Company’s incentive compensation also has the following characteristics:

•

It is part of a market competitive compensation package that enables the company to attract, retain and motivate executives with the skills and experience needed to successfully manage the Company, which reduces risk by better ensuring both strong management competence and continuity;

•

Incentive award opportunities for all employees are capped, generally at 200 percent of their target. Capping the potential payout limits the extent that employees could potentially profit by taking on excessive risk;

•

The HR Committee provides the large majority of incentive compensation to executive officers as long-term stock-based incentive compensation to ensure that short-term performance is not encouraged or rewarded at the expense of long-term performance. This is important primarily because of the large amount of long-term investments required in our business;

•

Annual incentive compensation funding for nearly all employees, including all executive officers, is based primarily on AEP’s operating earnings per share, which helps ensure that incentive awards are commensurate with the Company’s earnings;

•

Annual incentive compensation funding for nearly all employees, including all executive officers, is also subject to a fatality adjustment, which helps ensure that no employees are encouraged to achieve earnings objectives at the expense of workplace safety;

•

The primary metrics used in the Company’s long-term incentive compensation are cumulative earnings per share and total shareholder return, which are both robust measures of shareholder value that reduce the risk that employees might be encouraged to pursue other objectives that increase risk or reduce financial performance;

•	Annual and long-term incentive compensation programs are reviewed by AEP’s internal audit staff;

•

Incentive compensation performance scores are subject to an internal audit and all incentive award payouts to senior officers are subject to the review and approval of the HR Committee; or in the case of the CEO, the independent members of the Board; and these groups may discretionarily reduce or eliminate any payouts;

•

Annual and long-term incentive payments and deferrals are subject to the Company’s recoupment of incentive compensation policy (“clawback policy”) as described in the Compensation Discussion and Analysis section on page 47;

•

AEP granted sixty percent of its long-term incentive awards in the form of performance units with a three-year performance and vesting period, which aligns the interests of employees to the long-term interests of shareholders and serves as a retention tool; and

•	47 officers (as of January 31, 2013) are subject to our executive stock ownership requirements as described in Compensation Discussion and Analysis on page 45.

Corporate Governance

AEP maintains a corporate governance page on its website that includes key information about corporate governance initiatives, including AEP’s Principles of Corporate Governance, AEP’s Principles of Business Conduct, Code of Business Conduct and Ethics for Members of the Board of Directors, Director Independence Standards, and charters for the Audit, Directors and Corporate Governance and HR Committees of the Board. The corporate governance page can be found at www.aep.com/investors/corporateleadersandgovernance. Printed copies of all of these materials also are available upon written request to Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, Ohio 43215.

AEP’s policies and practices reflect corporate governance initiatives that are designed to comply with SEC rules, the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	All but two of its Board members (the CEO and the Chairman, who formerly was the CEO) are independent under the NYSE rules and our Director Independence Standards;

•	All members of the Audit Committee, HR Committee and the Committee on Directors and Corporate Governance are independent;

•	The independent members of the Board meet regularly without the presence of management;

•

AEP has a code of business conduct that applies to its principal executive officer, principal financial officer and principal accounting officer and will promptly disclose waivers of the code for these officers;

•	The charters of the Board committees clearly establish their respective roles and responsibilities; and

•

The Board, the Committee on Directors and Corporate Governance, the Audit Committee and the HR Committee conduct annual self-assessments. The Committee on Directors and Corporate Governance also evaluates annually the performance of the individual directors.

Directors

The Committee on Directors and Corporate Governance is responsible for recruiting new directors and uses a variety of methods for identifying and evaluating nominees for director. The Committee on Directors and Corporate Governance regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Committee on Directors and Corporate Governance through shareholders, management, current members of the Board or search firms. Shareholders who wish to recommend candidates to the Committee on Directors and Corporate Governance may do so by following the procedures described in Shareholder Proposals and Nominations on page 78.

Director qualifications.    The Company’s Principles of Corporate Governance (Principles) are available on its website at www.aep.com/investors/corporateleadersandgovernance. With respect to director qualifications and attributes, the Principles require the following:

In nominating a slate of Directors, the Board’s objective, with the assistance of the Committee on Directors and Corporate Governance, is to select individuals with skills and experience that can be of assistance to management in operating the Company’s business.

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

These requirements are expanded in the Criteria for Evaluating Directors (Criteria), which was initially adopted by the Committee on Directors and Corporate Governance in 2005 and has been subsequently reviewed and refined several times. The Criteria are available on the Company’s website at www.aep.com/investors/corporateleadersandgovernance.

As indicated in the Principles and the Criteria, directors should have personal attributes such as high integrity, intelligence, wisdom and judgment. In addition, they should have skills and experience that mesh effectively with the skills and experience of other Board members, so that the talents of all members blend together to be as effective as possible in overseeing a large electric utility business.

Board Diversity

Our Criteria for Evaluating Directors also includes the Company’s statement regarding how the Board considers diversity in identifying nominees for our Board. The Criteria provide:

Two central objectives in selecting board members and continued board service are that the skills, experiences and perspectives of the Board as a whole should be broad and diverse, and that the talents of all members of the Board should blend together to be as effective as possible. In particular, the Board should be balanced by having complementary knowledge, expertise and skill in areas such as business, finance, accounting, marketing, public policy, manufacturing and operations, government, technology, environmental and other areas that the Board has decided are desirable and helpful to fulfilling its role. Diversity in gender, race, age, tenure of board service, geography and background of directors, consistent with the Board’s requirements for knowledge and experience, are desirable in the mix of the Board.

Our Directors and Corporate Governance Committee considers these criteria each year as it determines the slate of directors nominees to recommend to the Board for election at our annual meeting. It also considers these criteria each time a new director is recommended for election to the Board. The Board believes that its implementation of this policy is effective in considering the diversity of the members of the Board.

Director Independence

In accordance with NYSE standards, a majority of the members of the Board of Directors must qualify as independent directors. No member of the Board is independent unless the Board affirmatively determines annually that such member is independent. The Board has adopted categorical standards to assist it in making this determination of director independence (Director Independence Standards). These standards can be found on our web site at www.aep.com/investors/corporateleadersandgovernance.

Each year, our directors complete a questionnaire that elicits information to assist the Committee on Directors and Corporate Governance in assessing whether the director meets the Company’s independence standards. Each director lists all the companies and charitable organizations that he or she, or an immediate family member, has a relationship with as a partner, trustee, director or officer, and indicates whether that entity made or received payments from AEP. The Company reviews its financial records to determine the amounts paid to or received from those entities. A list of the entities and the amounts AEP paid to or received from those entities is provided to the Committee on Directors and Corporate Governance. Utilizing this information, the Committee on

Directors and Corporate Governance evaluates, with regard to each director, whether the director has any material relationship with AEP or any of its subsidiaries. The Committee on Directors and Corporate Governance determines whether the amount of any payments between those entities and AEP could interfere with a director’s ability to exercise independent judgment. The Committee on Directors and Corporate Governance also discusses any other relevant facts and circumstances regarding the nature of these relationships, to determine whether other factors, regardless of the categorical standards the Board has adopted, might impede a director’s independence.

We are a large electric utility company that operates in parts of eleven different states. Any organization that does business in our service territory is served by one of our subsidiaries. Many of our directors live in our service territory or are executives, directors or trustees of organizations that do business in our service area. However, all of those organizations purchase electric service from us. There are no unique negotiated rates with any of those organizations. Therefore, the Committee on Directors and Corporate Governance determined that none of those relationships impedes a director’s independence.

We make numerous charitable contributions to nonprofit and community organizations and universities in the states where we do business. Again, because many of our directors live in our service territory and are highly accomplished individuals in their communities, our directors are frequently affiliated with many of the same educational institutions, museums, charities and other community organizations.The Committee on Directors and Corporate Governance reviews all charitable contributions made by AEP to organizations with which our directors or their immediate family members are affiliated. The Committee on Directors and Corporate Governance also reviewed contributions made from The American Electric Power Foundation, which was created to support and play an active, positive role in the communities in which we operate by contributing funds to organizations in those communities. The Committee on Directors and Corporate Governance determined that the Company’s contributions were not materially influenced by the director’s relationship with the organization, and therefore none of these relationships conflicts with the interests of the Company or would impair the director’s independence or judgment.

The Board’s independence determinations specifically included reviewing the following transactions:

•

Ms. Goodspeed is an executive officer of The ServiceMaster Company. As explained earlier, although ServiceMaster purchases electricity from our subsidiaries (substantially less than one percent of the Company’s gross revenues), the Board does not believe that those transactions impair the independence of Ms. Goodspeed.

•

Mr. Rasmussen is an executive officer of Nationwide Insurance. Although Nationwide purchases electricity from our subsidiaries (substantially less than one percent of the Company’s gross revenues) and the Company paid an insignificant amount to Nationwide for insurance (substantially less than one percent of Nationwide’s gross revenues), the Board does not believe that impairs the independence of Mr. Rasmussen.

•

Mr. Anderson is an executive officer of Honeywell International. Although Honeywell purchases electricity from our subsidiaries (substantially less than one percent of the Company’s gross revenues), and the Company purchased an insignificant amount of goods from Honeywell (substantially less than one percent of Honeywell’s gross revenue), the Board does not believe that those transactions impair the independence of Mr. Anderson.

•

Mr. Turner is a director of Peabody Energy Corporation, another company that transacted business with AEP. However, Mr. Turner is not an employee or executive officer of that company. AEP purchases a significant amount of coal from Peabody Energy Corporation, but AEP entered into these coal buying relationships with Peabody in the ordinary course of business. AEP’s purchases from Peabody are typically awarded through a competitive process. In addition, all of AEP’s public utility subsidiaries’ coal purchase contracts, including those with Peabody, are subject to review by the applicable state public service commissions.

As a result of this review, the Board has determined that, other than Messrs. Akins and Morris, each of the directors and director nominees standing for election, including Messrs. Anderson, Crosby, Hoaglin, Notebaert, Nowell, Rasmussen, Richard and Turner, Dr. Sandor, Ms. Goodspeed, Ms. Lin and Ms. Tucker, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent under the NYSE rules and the Company’s Director Independence Standards.

Involvement by Mr. Hoaglin in Certain Legal Proceedings

On June 2, 2005, Huntington Bancshares Incorporated (Huntington) announced that the SEC approved a settlement of its previously announced formal investigation into certain financial accounting matters relating to fiscal years 2002 and earlier and certain related disclosure matters. As part of the settlement, the SEC instituted a cease and desist administrative proceeding and entered a cease and desist order and also filed a civil action in federal district court pursuant to which, without admitting or denying the allegations in the complaint, Huntington and Mr. Hoaglin consented to pay civil money penalties. Without admitting or denying the charges in the administrative proceeding, Mr. Hoaglin agreed to cease and desist from committing and/or causing the violations charged as well as any future violations of these provisions. Additionally, Mr. Hoaglin agreed to pay disgorgement, pre-judgment interest and penalties in the amount of $667,609.

Shareholder Nominees for Directors

The Committee on Directors and Corporate Governance will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and submitted in accordance with the procedures described under Shareholder Proposals and Nominations on page 78 and must include information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this policy is on our website at www.aep.com/investors/corporateleadersandgovernance. Shareholders’ nominees who comply with these procedures will receive the same consideration that all other nominees receive.

Board Leadership

We believe the Company and its shareholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time. Under the Company’s Principles of Corporate Governance and Criteria for Evaluating Directors, the Board has the authority to combine or separate the positions of chairman and CEO, as well as to determine whether, if the positions are separated, the chairman should be an employee, non-employee, or an independent director.

The Board addressed the question of whether to separate the offices of Chairman and CEO prior to Mr. Morris’ retirement and reached the conclusion that combining the position of chairman and CEO was in the best interests of the Company and its shareholders at the time. Upon Mr. Morris’ retirement, the Board made the determination that it was in the best interest of the Company and its shareholders that the two offices be separated effective November 12, 2011. The Board believes that it should retain the flexibility to make a judgment regarding its leadership structure. Currently, the Board believes that keeping these two roles separated allows the Board to retain both Mr. Morris and Mr. Akins, who the Board believes are the best qualified persons to serve as chairman of the Board and CEO, respectively.

Mr. Morris spent 15 years leading large, multi-state, publicly held electric utility companies. He was the Company’s Chairman and Chief Executive Officer from early 2004 to late 2011. Before that, he had held the same positions at another publicly held electric utility company from August 1997 to the end of 2003. Mr. Morris has extensive knowledge about and influence within the electric utility industry, as indicated from his past leadership positions with the Institute of Nuclear Power Operations, the Edison Electric Institute and the Business Roundtable, among other organizations. In addition to serving on the Company’s Board, Mr. Morris sits on the boards of directors of three other large public companies, and he has been a panelist at prominent corporate governance conferences.

Because of Mr. Morris’ longstanding experience with the Company and other industry participants, the quality of his performance in these roles, and his extensive experience as a corporate director, the Board believes that the Company’s interests are currently best served by Mr. Morris serving as non-executive chairman.

Even though Mr. Morris’ long employment history with the Company disqualifies him as serving as an independent chair, the Company already has policies and practices in place to provide independent oversight of management and the Company’s strategy. The Board currently includes 13 independent directors among its 15 members. The Board routinely holds executive sessions at which only independent directors are present, and, each year, the independent directors select a Lead Director responsible for facilitating and chairing the independent directors sessions.

Mr. Hoaglin has been the Lead Director of the Board since April 2012. The purpose of the Lead Director is to promote the independence of the Board in order to represent the interests of the shareholders. The Lead Director is selected by the independent directors.

The Lead Director is responsible for working closely with the chief executive officer and the non-executive chairman to finalize information flow to the Board, set meeting agendas and arrange meeting schedules. He also chairs meetings of the independent directors and serves as principal liaison between the independent directors and management. In addition, Mr. Hoaglin has the ability to call special meetings of the Board, as needed. He has the authority to retain outside legal counsel or other advisors as needed by the Board. He provides a channel of communications between the directors and management, assures that directors receive timely and necessary information in advance of meetings, and receives communications from shareholders on behalf of non-management directors.

Communicating with the Board

Anyone who would like to communicate directly with our Board, our independent directors as a group, or our Lead Director, may submit a written communication to American Electric Power Company, Inc., P.O. Box 163609, Attention: AEP Independent Directors, Columbus, Ohio 43216. AEP’s Business Ethics and Corporate Compliance department will review such inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to our Board, our independent directors as a group or our Lead Director, as applicable.

Transactions with Related Persons

The American Electric Power Company, Inc. Related Person Transaction Approval Policy (Policy) was adopted by the Board in December 2006. The written Policy is administered by the Committee on Directors and Corporate Governance. A copy of the Policy is available on our website at www.aep.com/investors/corporateleadersandgovernance.

The Policy defines a “Transaction with a Related Person” as any transaction or series of transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Person” has a direct or indirect material interest. A

“Related Person” is any director or executive officer of the Company, any nominee for director, any shareholder owning in excess of five percent of the total equity of the Company and any immediate family member of any such person.

The Directors and Corporate Governance Committee considers all of the relevant facts and circumstances in determining whether or not to approve such transaction and approves only those transactions that are in the best interests of the Company. The Directors and Corporate Governance Committee considers various factors, including, among other things: the nature of the Related Person’s interest in the transaction; whether the transaction involves arm’s-length bids or market prices and terms; the materiality of the transaction to each party; the availability of the product or services through other sources; whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; the acceptability of the transaction to the Company’s regulators; and in the case of a non-management director, whether the transaction would impair his or her independence or status as an “outside” or “non-management” director.

If Company management determines it is impractical or undesirable to wait until a meeting of the Directors and Corporate Governance Committee to consummate a Transaction with a Related Person, the Chair of the Directors and Corporate Governance Committee may review and approve the Transaction with a Related Person. Any such approval is reported to the Directors and Corporate Governance Committee at or before its next regularly scheduled meeting.

No approval or ratification of a Transaction with a Related Person necessarily satisfies or supersedes the requirements of the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors or AEP’s Principles of Business Conduct applicable to any executive officer. To the extent applicable, any Transaction with a Related Person is also considered in light of the requirements set forth in those documents.

Since January 1, 2012, there have been no transactions and there are no currently proposed transactions, involving an amount exceeding $120,000 in which AEP was or is expected to be a participant and in which any Related Person had a direct or indirect material interest.

Director Compensation

Directors who are employees of the Company receive no additional compensation for service as a director other than accidental insurance coverage. The table below shows the elements and amount of compensation that we paid to our non-management directors for 2012.

Compensation Element	Until October 1, 2012	On and After October 1, 2012
Annual Retainer (1)	$88,000	$92,000
Annual Stock Unit Awards (2)	132,000	138,000
Committee Chair Annual Retainers (1):
Audit Committee	20,000	20,000
HR Committee	20,000	20,000
Audit Committee Member Annual Retainers (1)	15,000	15,000
HR Committee Member Annual Retainers (1)	10,000	10,000
Lead Director
Annual Retainer (1)	30,000	30,000
Non-Executive Chairman (3)
Annual Retainer (1)	330,000	330,000

(1)	Retainer amounts are paid in cash in quarterly installments.
(2)	In 2012 the Stock Unit Accumulation Plan for Non-Management Directors awarded each non-management director $133,500 in AEP stock units. These AEP stock units are credited to directors quarterly, based on the closing price of AEP Common Stock on the payment date. Amounts equivalent to cash dividends on the AEP stock units accrue as additional AEP stock units. AEP stock units are paid to each non-management director in cash shortly after termination of service unless the director has elected to further defer payment.
(3)	Following his January 1, 2012 appointment as Non-Executive Chairman, Mr. Morris has provided support on strategic and public policy issues to the Company. As compensation for his service as Non-Executive Chairman of the Board of Directors, Mr. Morris received an additional annual retainer of $330,000.

The Board has determined that Board compensation should consist of a mix of cash and AEP stock units. In September 2012, upon the recommendation of the Committee on Directors and Corporate Governance and taking into account comparative data from Meridian Compensation Partners, LLC, an outside independent consultant (“Meridian”), the Board determined that effective October 1, 2012, (i) the amount of AEP stock units awarded to non-employee directors pursuant to the Stock Unit Accumulation Plan should increase from $132,000 annually to $138,000 annually, and (ii) the amount of the annual cash retainer paid to non-employee directors should increase from $88,000 annually to $92,000 annually. The Committee on Directors and Corporate Governance has assessed the independence of Meridian pursuant to SEC rules and concluded that Meridian’s work for the Committee on Directors and Corporate Governance does not raise any conflict of interest.

The Board believes that the director compensation set forth above compensates directors appropriately for all general services that are rendered as a director, committee member, committee chair or as Lead Director, including education and training appropriate to the director’s responsibilities. The Company believes, however, that special compensation can be appropriate when individual directors are asked to undertake special assignments requiring a significant amount of additional time, effort and responsibility. The Board’s Special Compensation Policy provides for directors to be compensated at a daily rate when called upon to undertake special additional services beyond those contemplated by the Annual Retainer. Under the Special Compensation Policy, the Committee on Directors and Corporate Governance determines (a) the amount of any special compensation in light of the actual or anticipated time, effort and responsibility required of the director and (b) the form of special compensation, which may include a per diem fee, an hourly fee, a flat fee or any other reasonable payment or payments. No special compensation was paid for services provided in 2012.

Expenses.    Directors are reimbursed for expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities that benefit the Company, including participation in director education programs.

Spouses may occasionally join directors on Company aircraft when a director is traveling to or from Board meetings or other business activities. The Company generally provides for, or reimburses the expenses of, the directors and their spouses for attendance at such meetings. The Board has eliminated tax gross-ups on all director perquisites.

Retainer Deferral Plan.    The Retainer Deferral Plan for Non-Employee Directors is a non-qualified deferred compensation plan that permits non-employee directors to choose to defer up to 100 percent of their annual cash retainer and fees into a variety of investment fund options, all with market-based returns, including an AEP stock fund. The Plan permits the non-employee directors to defer receipt until termination of service or for a period that results in payment commencing not later than five years after termination of service.

Insurance.    AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director, $100,000 for each spouse of a director and $50,000 for all dependent children. The current policy, effective September 1, 2012 to September 1, 2015, has a premium of $28,905.

Stock Ownership.    Non-management directors are required by our Corporate Governance Principles to own AEP common stock or AEP stock units worth five times their annual equity award, which is met within the first five years of a non-management director’s term by awarding AEP stock units under the Stock Unit Accumulation Plan. Each non-management director is required to hold the stock units they receive for their first five years of service under the Stock Unit Accumulation Plan until termination of service. Starting January 1, 2013, after five years of service on the Board, non-management directors will continue to receive contributions to an AEP stock fund under the Stock Unit Accumulation Plan, but during open trading windows they may subsequently transfer those amounts into other investment fund options, similar to those in the Retainer Deferral Plan.

Matching Gifts Program.    Directors may participate in our Matching Gifts Program on the same terms as AEP employees. Under the program, AEP will match between $250 and $1,000 per higher education institution each year in charitable contributions from a director.

Charitable Award Program.    AEP is continuing a memorial gift program for former Central and South West Corporation directors and executive officers who had been previously participating in this program. The program currently has 30 participants, including Dr. Sandor. Under this program, AEP makes donations in a director’s name to up to three charitable organizations in an aggregate amount of up to $500,000, payable by AEP upon such person’s death. AEP maintains corporate-owned life insurance policies to support portions of the program. AEP paid an annual premium of $8,340 on those policies for 2012.

2012 Director Compensation Table

The following table presents the compensation provided by the Company in 2012 to non-management directors.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($) (3)	Total ($)
David. J. Anderson	104,000	133,500	688	238,188
James F. Cordes	99,000	133,500	1,688	234,188
Ralph D. Crosby, Jr.	114,000	133,500	688	248,188
Linda A. Goodspeed	104,000	133,500	688	238,188
Thomas E. Hoaglin	121,500	133,500	688	255,688
Lester A. Hudson, Jr.	45,188	41,712	688	87,588
Sandra Beach Lin	50,000	67,500	688	118,188
Michael G. Morris	419,000	133,500	6,101	558,601
Richard C. Notebaert	99,000	133,500	688	233,188
Lionel L. Nowell III	124,000	133,500	4,023	261,523
Stephen S. Rasmussen	30,333	45,500	688	76,521
Richard L. Sandor (4)	89,000	133,500	688	223,188
Sara M. Tucker	104,000	133,500	5,688	243,188
John F. Turner	104,000	133,500	688	238,188

(1)	Consists of awards under the Stock Unit Accumulation Plan for Non-Employee Directors in 2012. AEP Stock Units are credited to directors quarterly, based on the closing price of AEP common stock on the payment date. The grant date fair value of these awards for a full year of service for 2012, calculated in accordance with ASC Topic 718, was $133,500.
(2)	Each non-employee director who served the full year received 3,241.798 AEP stock units in 2012. Due to their service for less than a full year, Mr. Hudson received 1,083.011 AEP stock units, Ms. Lin received 1,559.365 AEP Stock Units and Mr. Rasmussen received 1,058.682 AEP Stock Units. The directors had the following aggregate number of AEP stock units at 2012 year-end: Mr. Anderson (5,991), Mr. Cordes (11,984), Mr. Crosby (25,239), Ms. Goodspeed (25,981), Mr. Hoaglin (19,721), Mr. Hudson (38,477), Ms. Lin (1,568), Mr. Morris (3,297), Mr. Notebaert (5,991), Mr. Nowell (29,575), Mr. Rasmussen (1,061) Dr. Sandor (38,282), Ms. Tucker (15,772) and Mr. Turner (17,877).
(3)	The amounts reported in all other compensation consists of (a) premiums for accidental death insurance policy, (b) matching gift contributions for Mr. Cordes ($1,000), Mr. Nowell ($3,335) and Ms. Tucker ($5,000) and (c) for Mr. Morris, personal use of corporate aircraft. The amount of Mr. Morris’ use of aircraft reflects the aggregate incremental cost to the Company.
(4)	Dr. Sandor is a participant in the Central and South West Corporation Memorial Gift Program described on page 20.

Insurance

AEP and the AEP System Companies and their directors and officers are insured, subject to certain exclusions and deductibles, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. Such insurance, effective March 15, 2012 to March 15, 2013, is provided by: Associated Electric & Gas Insurance Services Ltd., Energy Insurance Mutual Ltd., Zurich American Insurance Company, AXIS Insurance Company, Arch Insurance Company, Travelers Casualty and Surety Co. of America, Westchester Fire Insurance Company (ACE), Berkley Insurance Co. , RSUI Insurance Company, U.S. Specialty Insurance Company (HCC Global), Scottsdale Indemnity Company (Freedom Specialty), Arch Reinsurance, Ltd., Illinois National Fire Insurance Company (AIG), Allied World Assurance Company Ltd. (AWAC), Liberty Mutual Insurance Company, Houston Casualty Company (HCC Global), Travelers Casualty & Surety Company (Travelers), Endurance Risk Solutions Assurance Co. and Catlin Specialty Insurance Company (Catlin, Inc.). The total cost of this insurance is $3,460,789.

Fiduciary liability insurance provides coverage for AEP System companies and their affiliated trusts, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. Such insurance, effective March 15, 2012 to March 15, 2013, is provided by U.S. Specialty Insurance Company, AXIS Specialty Insurance Company, Energy Insurance Mutual Ltd., and Scottsdale Indemnity Company (Freedom Specialty). The total cost of this insurance is $543,820.

Item 2. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013. Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting, and will seriously consider shareholder input on this issue. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on April 23, 2013. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

Your Board of Directors recommends a vote FOR this Item 2.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2012 and December 31, 2011, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2012	2011
Audit Fees(1)	$10,757,000	$11,618,000
Audit-Related Fees(2)	$1,361,000	$595,000
Tax Fees(3)	$147,000	$142,000

TOTAL	$12,265,000	$12,355,000

(1)	Audit fees in 2011 and 2012 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements, including each registrant subsidiary. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 5 regarding the Company’s internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide.
(2)	Audit-related fees consisted principally of regulatory, statutory and employee benefit plan audits.

(3)	Tax fees consisted principally of advisory services. Tax services are rendered based upon facts already in existence, transactions that have already occurred, as well as tax consequences of proposed transactions.

The Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its domestic and global affiliates is compatible with maintaining independence, and the Audit Committee believes that this provision of services is compatible with maintaining Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent registered public accounting firm and management are required to report to the Audit Committee at each regular meeting regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee Chairman may also pre-approve particular services on a case-by-case basis. In 2012, all Deloitte & Touche LLP services were pre-approved by the Audit Committee.

Audit Committee Report

The Audit Committee reviews AEP’s financial reporting process as well as the internal control over financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The Audit Committee met seven times during the year and held discussions, some of which were in private, with management, the internal auditor, and the independent registered public accounting firm. Management represented to the Audit Committee that AEP’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management has also concluded that the Company’s internal control over financial reporting was effective as of December 31, 2012. The Audit Committee has reviewed and discussed the consolidated financial statements and internal control over financial reporting with management, the internal auditor and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB).

In addition, the Audit Committee had discussions with and received written communication from the independent registered public accounting firm regarding its independence as required by the PCAOB. The Audit Committee has also received written communication regarding the results of the independent registered public accounting firm’s internal quality control reviews and procedures and other matters, as required by the New York Stock Exchange listing standards.

In reliance on the reviews, communications and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in AEP’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Audit Committee Members

Lionel L. Nowell, III, Chair

David J. Anderson

Linda A. Goodspeed

Sandra Beach Lin

Sara Martinez Tucker

John F. Turner

Item 3. Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act, we are including in these proxy materials a separate resolution for shareholders to vote upon, on an advisory (nonbinding) basis, the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term goals. Please read the “Compensation Discussion and Analysis” beginning on page 29 for additional details about the 2012 compensation of our named executive officers.

The HR Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. As a result of its review process, the HR Committee maintains the following executive compensation practices:

•	Emphasizing long-term incentive compensation to promote the longer-term interests of the company and encourage management to make decisions that are aligned with shareholders’ interests;

•	Tying the value of a substantial portion (60 percent) of this long-term compensation to two robust measures of shareholder value:

•	Three-year total shareholder return compared to the S&P 500 Electric Utilities Industry Index, and

•	Three year cumulative earnings per share compared to a board approved objective;

•

Maintaining a clawback policy that allows the Board to recoup any excess incentive compensation paid to our named executive officers and other key members of our executive team if the financial results on which the awards were based are materially restated due to misconduct of the executive.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure is hereby APPROVED.”

While the Board intends to consider carefully the results of this vote, the say-on-pay vote is advisory only, and therefore will not be binding on the Company or our Board of Directors.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

Your Board of Directors recommends a vote FOR this Item 3.

Shareholder Proposal.

The following proposal, reproduced verbatim, was submitted jointly by three shareholders for inclusion in this proxy statement.

We are not responsible for the accuracy or content of the shareholder proposal or supporting statement. However, after careful consideration, the Board has recommended a vote against the shareholder proposal for the reasons set forth following the proposal. The name and address of the shareholders submitting the proposal, as well as the number of shares held, will be furnished by us to any shareholder promptly upon the receipt of any oral or written request therefor.

A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. The shareholder proposal will be approved if it is introduced and voted on at the meeting and it receives the affirmative vote of a majority of all the votes cast on the matter.

Item 4. Shareholder Proposal for Lobbying Expenditures Disclosure Report

“Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value, and

“Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

“Resolved, the shareholders of American Electric Power Company, Inc. (‘AEP’) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing the lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by AEP used for (a) direct and indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	AEP’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by the management and Board for making payments described in section 2 above.

“For purposes of this proposal, a ‘grassroots lobbying communication’ is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which AEP is a member.

“Both ‘direct and indirect lobbying’ and ‘grassroots lobbying communications’ include efforts at the local, state and federal levels.

“The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

“Supporting Statement

“As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in the shareholders’ best interests. AEP is a member of the Chamber of Commerce. The

Chamber of Commerce has been characterized as “by far the most muscular business lobby group in Washington” (“Chamber of Secrets,” Economist, April 21, 2012) and has spent over $300 million on lobbying since 2010. AEP does not comprehensively disclose its trade association memberships on its website. Absent a system of accountability, company assets could be used for objectives contrary to AEP’s long-term interests.

“AEP spent approximately $20.67 million in 2010 and 2011 on direct federal lobbying activities (Senate reports) and is one of 30 companies that paid lobbyists more than it paid in taxes for 2008-2010 (http://www.forbes.com/sites/chrisbarth/ 2011/12/14/29-companies-that-paid-millions-for-lobbying-and-didnt-pay-taxes/). These figures do not include lobbying expenditures to influence legislation in states. And AEP does not disclose membership in and payments to tax-exempt organizations that write and endorse model legislation, such as making a $50,000 donation to the American Legislative Exchange Council in 2011.

“We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.”

The Board Unanimously Recommends a Vote AGAINST This Proposal.

The Board’s Response

Summary

The Board believes that the information about the Company’s lobbying activities available on the Company’s website, together with the oversight provided by management and the Board, satisfy the main purpose of the shareholders’ proposal. The Board of Directors therefore recommends that shareholders vote against this proposal.

The Company has published an annual sustainability report since 2007 that includes information about the Company’s lobbying activities, including indirect lobbying through trade association memberships. The annual sustainability report identifies corporate political contributions made by AEP for the year. In addition, if the Company makes yearly payments of $25,000 or more to a trade association and if the trade association informs AEP that a portion of its dues was used by the trade association for lobbying, AEP has disclosed the name of the trade association and the dollar amount used for lobbying.

The Company has a legitimate interest in participating in the legislative and regulatory process at the federal, state, and local levels of government when such participation is in the best interest of the Company and its shareholders. The Company is committed to transparency, accountability, and continuous improvement, including in the area of lobbying-related activities. The Company complies with all federal and state lobbying registration and disclosure requirements.

Additionally, since the receipt of the proponents’ resolution, the Company has undertaken to enhance its disclosure about its lobbying-related activities and has placed all of these disclosures on its website under its corporate governance page. The Company believes that these enhancements, together with the Company’s existing policies, practices, and procedures, address the main concerns raised by the proponents’ resolution.

The Board of Directors and senior management provide oversight of the Company’s lobbying activities.

The Company’s federal lobbyists are engaged only with the approval of our Senior Vice President-Governmental Affairs in our Washington office and our CEO. The state lobbyists are engaged only with the approval of the President and Chief Operating Officer of the respective utility subsidiary.

Management provides regular updates on lobbying activities to the CEO or to the President of the applicable utility subsidiary. When appropriate, management also discusses Company lobbying activities with the AEP Board of Directors as part of its oversight responsibilities. In addition, the AEP Board of Directors’ Committee on Directors and Corporate Governance monitors and oversees the preparation of the Company’s annual Sustainability Report, which includes a section on political and lobbying activities.

The Company already reports information on its lobbying activities and has created a new section under the corporate governance page on its website with information about its political contributions and lobbying activities.

Since 2007, the Company has published on its website a copy of the annual sustainability report that identifies corporate political contributions made by AEP for the year. The report also discloses the name of a trade association and the dollar amount used for lobbying, if the Company makes yearly payments of $25,000 or more to a trade association and if the trade association informs AEP that a portion of its dues was used by the trade association for lobbying.

Since the receipt of the proponent’s resolution, the Company has created a new section under the corporate governance page on its website called “Political Contributions and Lobbying Activities” that can be found at www.AEP.com/investors/corporateleadersandgovernance/politicalcontributionslobbyingactivities. Under that section, the Company has posted a report that identifies corporate political contributions made by AEP for 2012 and if the Company made a payment of $25,000 or more to a trade association in 2012 and the trade association informed AEP that a portion of its dues was used by the trade association for lobbying, the Company has identified the name of the trade association and the dollar amount used for lobbying. We have also posted a copy of the Company’s Policy on Political Contributions. In addition, the Company has posted the following new items:

•

a statement about its lobbying-related activities titled American Electric Power Company, Inc. Statement on Political Involvement and Lobbying-Related Activities. The statement includes discussion on oversight by management and the AEP Board of Directors, discussion of the reasons why AEP participates in lobbying activities, and information on trade associations and coalitions; and

•	a link to two years of the Company’s federal lobbying reports.

The Company and its subsidiaries fully comply with all federal and state lobbying registration and disclosure requirements, which include filing all required reports with Congress and with the applicable state agencies. The federal lobbying reports provide information on activities associated with influencing legislation through communication with any member or employee of Congress or with any covered executive branch official. The federal reports also provide disclosure on expenditures for the applicable quarter, describe the specific pieces of legislation that were the topics of communication, and identify the individuals who lobbied on behalf of the Company or any of its subsidiaries. Subsidiaries of the Company and their registered lobbyists file similar reports at the state level that are available for review from the applicable state agencies.

The Company believes it is in the best interests of shareholders to participate in trade associations.

The Company is a member of a number of trade associations and industry groups at the local, state, and national level. The Company believes that it is in the best interest of the Company and its shareholders to participate in trade associations specific to the Company’s industry because it allows the Company to stay current on issues and learn business best practices from the Company’s peers, and because it helps strengthen the Company’s relationships with its customers, many of whom are also members. Although these trade association and industry groups are not primarily lobbying entities, a portion of the dues that the Company and other participants pay to such trade associations and industry groups may be used, in their sole discretion, to engage in lobbying activities. If the Company makes yearly payments of $25,000 or more to a trade association and if the trade association informs AEP that a portion of its dues was used by the trade association for lobbying, AEP discloses the name of the trade association and the dollar amount used for lobbying.

Tax-exempt organizations that are 501(c)(3) entities, such as the American Legislative Exchange Council, are prohibited from participating directly or indirectly in any political campaign. Also, those entities can lose their 501(c)(3) status if a substantial part of their activities is attempting to influence legislation (i.e., lobbying). These 501(c)(3) organizations are not required by the Internal Revenue Code to report to their donors the portion of any contribution that is attributable to lobbying expenses. Therefore, AEP does not include contributions to 501(c)(3) entities in its public disclosure of the lobbying portion of payments made to other tax-exempt organizations such as trade associations.

Conclusion

Based on the above, the Board believes that publicly-available information on the Company’s lobbying activities, including information made available on the Company’s website following receipt of the proponents’ resolution, is understandable and, together with the oversight of the Company’s lobbying activities by management and the AEP Board of Directors discussed above, satisfy the main purpose of the proponents’ resolution. The additional information requested by the proponents would be unduly burdensome to prepare and would not improve the Company’s current disclosure of its lobbying activities.

For these reasons, the Board unanimously recommends that our shareholders vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

Your Board of Directors recommends a vote AGAINST this Item 4.

Other Business

The Board of Directors does not intend to present to the meeting any business other than the election of directors, the ratification of the appointment of the independent registered public accounting firm and the advisory vote on the compensation of the named executive officers as disclosed in this proxy statement.

If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the proxy card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Compensation Discussion and Analysis

Executive Summary

2012 Business Performance Highlights.    AEP’s shareholders received an 8.22 percent total shareholder return including dividends for the year, which was well above the total shareholder return for the S&P 500 Electric Utilities Index of negative 0.55 percent. The Company’s 2012 operating earnings were $3.09 per share. During 2012 the Company successfully accomplished several strategic initiatives and reduced regulatory uncertainty. To address customer choice in Ohio, we completed the acquisition of BlueStar Energy Solutions during the first quarter and successfully integrated it with our existing competitive retail business. AEP Ohio obtained approval from the Public Utilities Commission of Ohio for corporate separation of its generating assets. We also completed all regulatory filings to transfer some generating assets owned by AEP Ohio to other AEP operating companies and to terminate the generation pool sharing agreement for our eastern subsidiaries by January 1, 2014. We continued the Company’s legacy of generation leadership by bringing on line two new power plants in 2012, the 580-megawatt combined-cycle natural gas Dresden Plant and the 600-megawatt Turk Plant, the first ultra-super critical coal plant in the United States.

At the beginning of the year, the HR Committee established threshold (25 percent of target payout), target and maximum (200 percent of target payout) points for 2012 annual incentive compensation at $3.00, $3.12 and $3.28 per share, respectively. In setting the $3.12 target, the HR Committee considered the slow economic recovery in our service territory and potential revenue reductions from several regulatory proceedings at the Public Utilities Commission of Ohio for our largest utility, AEP Ohio. Despite these expected challenges in 2012, the HR Committee slightly increased the target for annual incentive compensation by $0.02 from AEP’s 2011 target. Throughout this CD&A, we refer to operating earnings, which is a non-GAAP financial measure. Exhibit A to this proxy statement contains a reconciliation of GAAP earnings with operating earnings for 2012.

In 2012 AEP produced operating earnings of $3.09 per share. In considering annual incentive compensation, the HR Committee excluded debt refinancing expense of $0.067 cents per share in the calculation for annual incentive funding. The Committee felt that taking advantage of the very low interest rates available to the Company in the Fall of 2012 was in the long-term interests of the Company and its shareholders even though this activity was not planned. Therefore, for incentive compensation purposes, operating results were $3.15 versus the target of $3.12. The 2013 interest savings resulting from this refinancing were taken into consideration by the HR Committee when it established the earnings target for the 2013 annual incentive plan. Because the Company did not experience a fatal employee accident in 2012, the calculated score was increased by ten percent for all executive officers. The resulting annual incentive funding for AEP’s executive officers was 151.4 percent of target for 2012.

2012 Executive Compensation Highlights.    The Company continued to align executive officers’ total compensation opportunity with shareholders’ interests by providing a substantial percentage of the total compensation opportunity in the form of performance-based stock compensation. For 2012, the HR Committee assigned 60 percent of the value of long-term incentives in the form of three-year performance units and 40 percent of the value in restricted stock units. This long-term incentive award mix is comparable to the companies in AEP’s Compensation Peer Group. AEP’s three-year performance unit awards accounted for approximately 43 percent of the total compensation opportunity for Mr. Akins. These performance units are tied to AEP’s three year cumulative operating earnings per share and three year total shareholder return relative to the S&P 500 Electric Utilities Industry Index. An additional 28 percent of the total compensation opportunity for Mr. Akins was tied to the value of AEP common stock as restricted stock units that vest over a 40 month period.

The cumulative operating earnings per share score for the 2010-2012 performance units was 111.4 percent of target. The relative total shareholder return(TSR) measure at the end of the performance period was at the 46.4th percentile of the comparator group, which produced a score of 88.0 percent of target. The operating earnings per share and TSR scores combined to produce an overall score of 99.7 percent of target for the 2010-2012 performance period. As a result, 99.7 percent of the 2010-2012 performance units outstanding at year-end vested.

Corporate Governance Highlights.    For many years, the Company has:

•	Had stock ownership requirements for its executive officers;

•	Tied a substantial portion of the compensation for its executives to annual and long-term performance;

•	Had a policy that allows the Company to claw back incentive compensation in certain circumstances; and

•	Had an insider trading policy that prohibits our executives and directors from hedging their AEP stock holdings or pledging them as collateral in margin accounts without Company approval.

In addition, the HR Committee has made several changes to the Company’s executive compensation program in the last several years to move toward best practices, including:

•

Granting long-term incentive awards with change in control provisions that include a double trigger that results in vesting of these awards only if there is a change in control and a separation from service;

•	Eliminating company paid country club memberships for senior officers;

•	Generally eliminating personal use of Company provided aircraft, to the extent that such use has an incremental cost to the Company;

•	Generally eliminating tax gross-ups, other than for relocation; and

•

Eliminating the reimbursement and tax gross-up for excise taxes triggered under change in control agreements issued to new participants after October 2009. In 2012, Mr. Akins voluntarily relinquished the reimbursement and gross-up for excise taxes in his change in control agreement. As a result of these changes, over three-fourths of AEP’s change in control agreements (16 of 21) do not provide for the reimbursement and gross-up of excise taxes. In addition, in January 2012 the HR Committee decided that the reimbursement and gross-up for excises taxes would be eliminated from the change in control agreements for any participant who is subsequently promoted, as a condition of such promotion. The HR Committee then revised outstanding change in control agreements effective for 2013, to stipulate that participants who have accepted a promotion, defined as a salary grade increase, are not eligible for the reimbursement and gross-up for excises taxes.

2013 Changes.    In 2012 the HR Committee undertook a project to assess the competitiveness of realizable executive compensation looking backwards over one, three and five year periods for senior executive positions relative to utility industry peers. This analysis showed that, on a percentile basis, the realizable pay of AEP executives over these periods was consistently below AEP’s total shareholder return performance. As a result, the HR Committee directed that management develop a multi-year plan to address the root causes of this realizable pay for performance gap. This plan, which the HR Committee approved, included both structural changes to AEP’s compensation program and compensation changes for some executives, where their target compensation was significantly below market. The Committee also intends to establish salaries for newly promoted and hired executives closer to the market competitive target going forward. This will enable salaries to grow to the market competitive target over about the same time period it takes executives to attain a level of performance commensurate with target compensation.

Although the HR Committee continues to target market median compensation for all of the named executive officers, the HR Committee now considers percentiles other than the market median to provide a more complete picture of market comparisons.

Funding for the annual incentive program was also modified for 2013 from 100 percent operating earnings per share to 75 percent operating earnings per share and 25 percent strategic, safety and operating goals. The strategic, operating and safety goals only provide funding if and to the extent that the operating earnings per share threshold is met and are capped at an aggregate 175 percent of target score. The HR Committee also changed the plus or minus 10 percent fatality adjustment to a plus 7.5 percent if the Company has zero fatalities for the year. The HR Committee eliminated the negative fatality measure because it was identified as a significant factor in the realizable pay for performance gap discussed above. The Company will still maintain its focus on a safe work environment because we are retaining the positive fatality measure. In addition, the HR Committee approved the inclusion of a plus 5 percent culture measure that will be added to the score if specific, predetermined culture improvement activity milestones are met. These changes were made primarily to simplify the annual incentive program for executive officers by reducing the number of incentive goals and eliminating the EPS Funding Factor, which affected only the allocation of funding between incentive compensation groups.

Additionally, in 2012, the HR Committee adopted a policy of granting long-term incentive awards to promoted employees to bring their total outstanding long-term compensation opportunity up to the target for their new position immediately, rather than layering in awards over a more than three year period to reach this target. Promoted employees are now eligible to receive a supplemental pro rata grant of outstanding long-term incentive awards. The amount of these awards is the amount that would be outstanding for an ongoing participant in that position reduced to reflect the time the promoted employee will be in their new role. For 2013, the HR Committee changed the award mix to increase the percentage granted in the form of performance units from 60 percent to 70 percent, and to reduce the percentage granted in the form of RSUs from 40 percent to 30 percent. The HR Committee made this change to increase the amount of long-term incentive compensation that is performance based.

Results of 2012 Advisory Vote to Approve Executive Compensation

At the Company’s annual meeting of shareholders held in April 2012, approximately 96 percent of the votes cast on the say-on-pay proposal voted in favor of the proposal. In accordance with this vote, the HR Committee continued to apply the same principles and philosophy it has used in previous years in determining executive compensation. The HR Committee will continue to consider the outcome of the Company’s say-on-pay vote and other sources of stakeholder feedback when establishing compensation programs and making compensation decisions for the named executive officers.

The Board decided that AEP will hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required vote on the frequency of the advisory votes on executive compensation. Because the Dodd-Frank Act requires that such advisory votes on frequency be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at the Company’s 2017 annual meeting of shareholders.

Overview

The HR Committee oversees and determines AEP’s executive compensation. The HR Committee makes recommendations to the independent members of the board of directors about the compensation of the Chief Executive Officer, and those independent board members determine the CEO’s compensation.

AEP’s executive compensation programs are designed to:

•	Attract, retain, motivate and reward a superb leadership team for both outstanding team and individual performance with market competitive compensation and benefits;

•	Reflect AEP’s financial and operational size and the complexity of its multi-state operations;

•	Emphasize performance-based compensation over base salary by providing a substantial portion of executive officers’ total compensation opportunity in the form of incentive compensation;

•

Align the interests of the Company’s executive officers with those of AEP’s shareholders by providing a majority of the total compensation opportunity for executive officers in the form of stock based compensation that has a value linked to the total return on AEP’s common stock and, with respect to performance units, other shareholder return measures;

•	Support the implementation of the Company’s business strategy by tying annual incentive awards to earnings per share targets and to the achievement of specific operating and strategic objectives; and

•

Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation, and requiring executives to meet stock ownership requirements.

Overall, AEP’s executive compensation program is intended to create a total compensation opportunity that, on average, is equal to the median of AEP’s Compensation Peer Group, as described under Compensation Peer Group on page 35. The HR Committee’s independent compensation consultant, Pay Governance, LLC (Pay Governance) participates in HR Committee meetings, assists the HR Committee in developing the compensation program and has an opportunity to meet with the HR Committee in executive session without management present. See the Human Resources Committee Report on page 53 for additional information about the independence of Pay Governance’s advice to the HR Committee.

Compensation Program Design

The compensation program for executive officers includes base salary, annual incentive compensation, long-term incentive compensation, a comprehensive benefits program and perquisites. The Company provides a balance of annual and long-term incentive compensation that is consistent with the compensation mix provided by AEP’s Compensation Peer Group. For AEP’s annual incentive compensation, the HR Committee balances meeting AEP’s operating earnings per share target with other objectives, such as safety.

For 2012 the HR Committee chose operating earnings per share as the funding measure for annual incentive compensation because it largely reflects management’s performance in operating the Company, is strongly correlated with shareholder returns, and is the primary measure by which the Company communicates its actual and expected future financial performance to the investment community. The operating earnings per share measure is also well understood by both our shareholders and employees. Management and the HR Committee also believe that operating earnings per share growth is the primary means for the Company to create long-term shareholder value.

In 2012, the majority of AEP’s long-term incentive compensation (60 percent) was tied to longer-term shareholder return objectives to maintain an appropriate focus on creating sustainable long-term shareholder value. The HR Committee awarded performance units to executive officers with three-year performance measures tied to AEP’s total shareholder return, relative to all of the companies in the S&P 500 Electric Utilities Industry Index, and cumulative earnings per share relative to a board approved target. A cumulative earnings measure was chosen to ensure that the total earnings for all three years contribute equally to the award calculations. The HR Committee also chose a total shareholder return measure for these awards to provide an external performance comparison that reflects the effectiveness of management’s strategic decisions and actions over the three-year period relative to other large companies in our industry.

The HR Committee also uses long-term incentives as a retention tool to foster management continuity. Performance unit awards are subject to a three-year vesting period, and restricted stock units (RSUs) vest over 40 months in three approximately equal components on the May 1st following the first, second and third anniversaries of the grant date. Effective January 1, 2013, the HR

Committee altered the mix of long-term incentive awards and increased the percentage granted in the form of performance units from 60 percent to 70 percent, and reduced the percentage granted in the form of RSUs from 40 percent to 30 percent. The HR Committee made this change to increase the amount of long-term incentive compensation that is performance based.

The HR Committee annually reviews the mix of the three elements of total direct compensation: base salary, annual incentive and long-term incentive compensation. As illustrated in the charts below, in 2012, 58 percent of the total direct compensation for the CEO and 52 percent on average for the other named executive officers was performance-based and not guaranteed (annual incentive compensation and performance units). An additional 28 percent of the CEO’s total direct compensation and an additional 23 percent on average for the other named executive officers was provided in the form of RSUs which are tied to AEP’s stock price.

For 2012 HR Committee targeted the median of the Compensation Peer Group for each of the named executive officers. Plus or minus 15 percent of the target is the range of compensation that is generally considered to be market competitive by the HR Committee’s independent compensation consultant. The HR Committee generally chooses the median as a target because the Company is by design near the median of the Compensation Peer Group for various size measures, such as revenue, number of employees, and total assets. To the extent that the total compensation opportunity for an executive is above or below the +/- 15 percent target range around the peer group median, the HR Committee adjusts elements of pay over time to bring their total compensation opportunity into the market competitive range. The HR Committee’s independent compensation consultant completes an annual executive compensation study. In October 2012, this study found that (in aggregate, for the 39 officer positions that the HR Committee reviews) each of base salary, total cash compensation and total direct compensation was within the +/- 15 percent market competitive range, but in each case was less than the market competitive median.

Compensation Peer Group

The HR Committee, supported by its independent compensation consultant, annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets with which AEP must compete to attract and retain executives. The companies included in the Compensation Peer Group are chosen from utility industry and general industry companies that are comparable in size to AEP in terms of revenues, total assets, market capitalization, number of employees and business complexity. In addition, the HR Committee considers one and three year total shareholder return of potential industrial companies in selecting the peer group.

For 2012 the Compensation Peer Group consisted of the 14 large and diversified utility industry companies and the 12 general industry companies shown in the table below. The only change made to the Compensation Peer Group for 2012 was the replacement of Constellation Energy, which was acquired by Exelon Corporation, with PPL Corporation.

AEP’s Compensation Peer Group

Energy (14 Companies)	General Industry (12 Companies)
Centerpoint Energy, Inc.	3M Company
Dominion Resources, Inc.	Bristol-Myers Squibb Company
Duke Energy Corporation	Caterpillar Inc.
Edison International	CSX Corporation
Entergy Corporation	Goodyear Tire & Rubber Company
Exelon Corporation	Northrop Grumman Corporation
FirstEnergy Corp.	PPG Industries, Inc.
NextEra Energy, Inc.	Schlumberger N.V.
PPL Corporation	Sunoco, Inc.
PG&E Corporation	Textron Inc.
Public Service Enterprise Group Inc.	Union Pacific Corporation
Sempra Energy	Weyerhaeuser Company
Southern Company (The)
Xcel Energy Inc.

The table below shows that, at the time the Compensation Peer Group data was collected in July 2012, AEP’s revenue, market capitalization, number of employees and three year total shareholder return were all near the 50th percentile of the combined peer group, while AEP’s Total Assets were above the 75th percentile.

2012 Compensation Peer Group (as of July 2012)

	Revenue ($ million)	Total Assets ($ million)	Market Capitalization ($ million)	Employees	Total Shareholder Return
					1 Year	3 Year
Summary Statistics
Compensation Peer Group
25th Percentile	$11,275	$25,411	$14,267	15,000	8%	12%
50th Percentile	14,956	33,356	19,022	19,274	17%	20%
75th Percentile	21,244	49,750	41,827	38,400	27%	24%
Utility Industry Median	$14,236	$47,326	$19,022	17,257	18%	14%
General Industry Median	22,006	27,442	20,285	42,060	13%	24%
AEP	$15,116	$52,223	$20,482	18,710	20%	17%

The HR Committee’s independent compensation consultant annually provides the HR Committee with an executive compensation study covering all executive officer positions and many other executive positions based on survey information for the Compensation Peer Group. The methodology and job matches used in this study were determined by the HR Committee’s independent compensation consultant based on descriptions of each executive’s responsibilities and are reviewed with the HR Committee. The standard benchmark is the median value of compensation paid by the Compensation Peer Group. The HR Committee’s independent compensation consultant may recommend other benchmarks if, in their judgment, such other benchmarks provide a better comparison based on the specific scope of the job being matched. Broader energy and general industry data is used when sufficient data is not available in the Compensation Peer Group to provide a comparison, but this was not the case in 2012 with respect to any of the named executive officers.

Executive Compensation Program Detail

Executive Compensation Component Summary.    The following table summarizes the major components of the Company’s Executive Compensation Program.

Component	Purpose	Key Attributes

Base Salary	• To provide a market-competitive and consistent minimum level of compensation.

•   A 3 percent executive merit budget was approved by the HR Committee for 2012.

•   Merit budgets are generally set by management with HR Committee oversight, based on surveys of past and expected future salary increase trends, the competitiveness of AEP’s salaries to market survey information for similar positions and the extent to which the Company can afford to provide merit increases while meeting investor earnings expectations.

•   Merit and other salary increases for executives are awarded by the HR Committee based on:

•    The Company’s merit budget,

•    Sustained individual performance and competencies as assessed by each executive’s direct manager with input from other senior managers and communicated via written evaluations, performance ratings and merit increase recommendations,

•    The market competitiveness of the executive’s salary,

•    Internal comparisons,

•    The responsibilities, experience and future potential of each executive officer,

•    Reporting relationships, and

•    The impact that any change in base salary may have on other pay elements and the market competitiveness of the executive’s total compensation.

Component	Purpose	Key Attributes

Annual Incentive Compensation

•   To focus executive officers on achieving annual earnings objectives and other performance objectives that are critical to AEP’s success, which for 2012 included:

•    Safety and health,

•    Operations, and

•    Strategic initiatives

•   To communicate and align executive and employee efforts to the Company’s earnings and operational performance objectives.

•   Annual incentive targets are established by the HR Committee based on competitive compensation information provided by the HR Committee’s independent compensation consultant.

•    From year to year, actual awards generally may vary within a range from 0 percent to 200 percent of each executive’s annual incentive target.

•   Operating earnings per share was chosen as the funding measure for 2012.

•    An operating earnings per share threshold was established that provided annual incentive funding only if the Company’s operating earnings exceeded $3.00 per share in 2012.

•   Individual awards are then approved by the HR Committee based on:

•    Each executive’s calculated annual incentive opportunity, and

•    A subjective evaluation of their individual performance for the year as recommended by the CEO.

Component	Purpose	Key Attributes

Long-Term Incentive Compensation

•   To motivate AEP management to maximize shareholder value by linking a substantial portion of their potential executive compensation directly to shareholder returns.

•   To help ensure that Company management remains focused on longer-term results, which the HR Committee considers to be essential given the large long-term investments in physical assets required in our business.

•   To reduce executive turnover and maintain management consistency.

•   For 2012, the HR Committee provided long-term incentive awards in the form of three-year performance units, which were 60 percent of the grant value, and restricted stock units (RSUs), which were 40 percent of the grant value.

•   The HR Committee establishes award guidelines for each executive salary grade based on total compensation practices for similar positions in AEP’s Compensation Peer Group.

•   For the 2012-2014 performance unit awards, the HR Committee established the following equally weighted performance measures:

•    Three-year cumulative earnings per share relative to a board approved target, and

•    Three-year total shareholder return relative to the S&P 500 Electric Utilities Industry Index.

•   Individual long-term incentive awards are based on:

•    Award guidelines for each salary grade established by the HR Committee,

•    Market competitive compensation levels, and

•    A subjective evaluation of the individual’s long-term contribution to shareholder value.

Base Salary.    The HR Committee approved a 3.0 percent merit budget for 2013 for executives and also approved several other salary adjustments to bring executive pay closer to market competitive levels. Effective January 1, 2013, the HR Committee increased the base salaries for Mr. Akins and Mr. Feinberg by $300,000 and $100,000, which brought their base salaries to $1,200,000 and $550,000, respectively. Mr. Akins’ and Mr. Feinberg’s salary increases each included a market adjustment to bring their compensation closer to the market median level for their position. Mr. Feinberg’s salary increase reflects his promotion to executive vice president and market competitive compensation for his position.

Annual Incentive Compensation.

Annual Incentive Targets.    The HR Committee, in consultation with its independent compensation consultant and Company management, establishes the annual incentive targets for each executive officer primarily based on compensation benchmark studies. For 2012 the HR

Committee established the following annual incentive targets for each of the positions held by the named executive officers:

•	110 percent of base earnings for the CEO position (Mr. Akins);

•	80 percent of base earnings for the CFO position (Mr. Tierney);

•	80 percent of base earnings for the EVP and Chief Operating Officer position (Mr. Powers);

•	60 percent of base earnings for the EVP and Chief Administrative Officer position (Mr. Welch); and

•	65 percent of base earnings for the SVP, General Counsel and Secretary position (Mr. Feinberg).

Funding For Annual Incentive Plan.    In 2012 AEP produced operating earnings per share of $3.09, which was below the target of $3.12. However, the HR Committee excluded debt refinancing expense of $0.067 per share in the calculation for annual incentive funding because the Committee felt that taking advantage of the very low interest rates available to the Company in the Fall of 2012 was in the long-term interests of the Company and its shareholders even though this activity was not planned and reduced 2012 earnings. Therefore, for incentive compensation purposes, operating results were $3.15 versus the target of $3.12. The 2013 interest savings resulting from this refinancing were taken into consideration by the HR Committee when it established the earnings target for the 2013 annual incentive plan. As a result, earnings of $3.155 were included in the calculation of annual incentive funding, which resulted in funding of 121.9 percent of the target award pool for all employees. This result was calculated by interpolation between a 100 percent of target payout at operating earnings per share of $3.12 and a 200 percent of target payout at operating earnings per share of $3.28. Under the plan, because the Company did not experience a fatal employee accident, a 10 percent increase was applied to the annual incentive funding for all executive officers. This positive adjustment and stronger performance on corporate officer performance objectives than business unit performance objectives increased the incentive funding available for the corporate officer group. As a result, the overall annual incentive funding for AEP’s executive officers was 151.4 percent of target for 2012.

For 2012, GAAP earnings per share reported in AEP’s financial statements was $0.49 per share lower than operating earnings, primarily because of restructuring charges and several impairments. Exhibit A to this proxy statement contains a reconciliation of operating and GAAP EPS. As explained above, the earnings used for incentive plan funding were higher than operating earnings due to the exclusion of $0.067 per share of debt refinancing expense.

Annual Performance Objectives.    For 2012, the HR Committee developed a balanced scorecard to tie annual incentive awards for AEP’s executive team to the Company’s performance objectives for the year in three areas of performance: safety and health, operations and strategic initiatives. The HR Committee uses this balanced scorecard because it mitigates the risk that executives will focus on one or a few overriding objectives, such as short term financial performance, to the detriment of other objectives. The weightings of those targets are determined by the HR Committee. The threshold, target and maximum payout levels are determined by the HR Committee and are set forth with 2012 actual results and scores in the table below. We more fully explain the measures and the reasons we chose the measures in the text following the table.

	Weight	Threshold	Target	Maximum	Actual Performance Result	Actual Award Score (as a percent of target opportunity)
FUNDING—Operating Earnings Per Share	NA	$3.00	$3.12	$3.28	$3.155 As Adjusted	121.9%
Funding Adjustment Measure
Fatality Adjustment	NA	+10% of composite score for year without a fatal work related employee incident or -10% (20% swing) if there is such a fatality			No employee fatality	+10% of composite score
PERFORMANCE
Safety & Health (25%)
Recordable Case Rate (the number of Occupational Safety and Health Administration recordable incidents per 200,000 work hours)	8%	1.09	0.97	0.84	0.83	200.0%
Severity Rate (the number of lost and restricted duty days due to Occupational Safety and Health Administration recordable incidents per 200,000 work hours)	12%	22.54	19.94	17.34	19.24	126.9%
Contractor Recordable Case Rate (the number of Occupational Safety and Health Administration recordable incidents per 200,000 work hours for major AEP contractors)	5%	1.84	1.6	1.36	1.50	141.7%
Operations (25%)
Wires Reliability – Weighted Average Operating Company SAIDI (System Average Incident Duration Index, excluding major storm days)	5%	0%	100%	200%	111.0%	111.0%
Generating Fleet Availability – Effective forced outage rate (EFOR) relative to budget for peak months (3%) and off-peak months (2%)	3% 2%	11.42% 11.28%	9.92% 9.78%	8.92% 8.78%	8.46% 9.06%	200.0% 172.0%
Nuclear Regulatory Commission Cornerstone Indicators (nuclear safety performance) evaluated quarterly for our Cook Nuclear plant	5%	2 white	All green	Sustained all green	Sustained all green	200.0%
NERC Reliability Compliance (based on percentage of compliance goals met and, for scores above target, the percentage of potential compliance issues (PCIs) identified internally)	5%	0 goals completed	All goals completed	All goals completed + 100% of PCI’s identified internally	All goals met and 85% of PCIs identified internally	125.0%
Institute of Nuclear Power Operations (INPO) Index (calculated as prescribed by INPO using a composite of several Cook Nuclear Plant operating and nuclear safety measures)	5%	85	90	95	94.3	186.0%
Strategic Initiatives (50%)
Turk Plant Completion – The score is determined subjectively by the HR Committee based on achievement of major 2012 objectives for the Turk Plant, including timely and successful permitting, public outreach, communications and rate case filings	15%	This is a subjective measure that was scored at 200% because the Turk Plant was placed into commercial operations on schedule and under the revised cost estimate. This 600-megawatt coal-fueled plant is the nation’s first ultra- supercritical generation technology to be placed into commercial operations.			Not Applicable	200.0%
Transmission Earnings Growth	15%	90% of Budget	100% of Budget	110% of Budget	>110% of Budget	200.0%

Corporate Separation and Development of Competitive Unregulated Energy Business – The score is determined subjectively by the HR Committee based on progress made during 2012	20%	This is a subjective measure that was scored at 175% because we obtained approval for corporate separation of AEP Ohio’s generating assets and made all the necessary regulatory filings to transfer these assets and to terminate the generation pool sharing agreement for our eastern subsidiaries by January 1, 2014.			Not Applicable	175.0%

Safety and Health.    With safety as an AEP core value, maintaining the safety of AEP employees, customers and the general public is always our primary consideration. Accordingly, safety measures comprised 25 percent of the 2012 scorecard. We measure this using employee and contractor recordable case rate in accordance with the methodology prescribed by the Occupational Safety and Health Administration (OSHA) for recordable incidents. We also measure the incident severity rate portion by the number of lost and restricted duty work days per 200,000 work hours. In addition to these safety measures, the HR Committee also established a fatality adjustment for 2012, which is discussed below.

Operations.    The HR Committee tied 25 percent of the scorecard to the operating performance of AEP’s assets. This category measures the reliability of our wires assets and the equivalent forced outage rate for our generating plants. The reliability measure is the system average incident duration index (SAIDI), which is a standard measure in our industry. The equivalent forced outage rate is an indicator of the extent to which our plants ran reliably during the year. We also included two nuclear safety measurements this year: the Institute of Nuclear Power Operations (INPO) index that scores our nuclear plant operations and a Nuclear Regulatory Commission (NRC) cornerstone indicators score. The last measure in this category is based on meeting reliability compliance goals promulgated by the North American Electric Reliability Corporation (NERC) for our transmission system.

Strategic Initiatives.    The remaining 50 percent of the executive council scorecard was tied to strategic initiatives for 2012. These initiatives included progress towards completion of the Turk Plant (15 percent), Transmission Earnings Growth (15 percent) and progress made during 2012 for corporate separation and the development of a competitive unregulated energy business (20 percent).

The above balanced scorecard goals were maintained throughout the year and produced an overall score of 173.9 percent of target for 2012 before application of the EPS Funding Factor and Fatality Adjustment as described below.

EPS Funding Factor.    In order to allocate the award pool created by AEP’s operating earnings per share to each incentive group (typically a business unit or operating company), the resulting scores are divided by the weighted average performance score for all groups. For 2012 the average performance score for all groups in AEP’s annual incentive compensation program was 154.2 percent of target. The chart below shows the calculation of the overall performance score for the named executive officers.

Scorecard Result		Operating Earnings Per Share Score		Average Performance Score		Overall Performance Score
173.9%	×	121.9%	÷	154.2%	=	137.6%

Fatality Adjustment.    The HR Committee established a fatality adjustment for 2012 that would have added 10 percent of the Overall Performance Score above in the event of a fatality free year or deducted 10 percent in the event of a fatal work-related employee accident. The impact of the fatality adjustment is shown in the table below:

Overall Performance Score		Fatality Adjustment		Final Performance Score
137.6%	+	13.8%	=	151.4%

2012 Individual Award Calculations.    The calculated annual incentive opportunity is shown in the chart below for each named executive officer. This is the starting point for determining annual incentive awards. The HR Committee then subjectively evaluates the individual performance of each named executive officer to determine the actual awards, which are also shown in the table below for 2012.

Name	2012 Base Earnings*		Annual Incentive Target %		Final Performance Score		Calculated Annual Incentive Opportunity	2012 Actual Awards
Mr. Akins	$900,000	x	110%	x	151.4%	=	$1,498,860	$1,500,000

Mr. Tierney	$649,276	x	80%	x	151.4%	=	$786,403	$800,000

Mr. Powers	$650,000	x	80%	x	151.4%	=	$787,280	$800,000

Mr. Welch	$463,240	x	60%	x	151.4%	=	$420,807	$415,000

Mr. Feinberg	$449,519	x	65%	x	151.4%	=	$442,372	$450,000

*	Based on earnings paid in 2012, which is slightly different than the salary earned for 2012 shown in the Summary Compensation Table on page 54.

The HR Committee believes that annual incentive compensation should not be based purely on a formulaic calculation, such as that shown in the Calculated Annual Incentive Opportunity column above, but should instead be adjusted from this starting point to reflect each executive’s individual performance and contribution. Based on recommendations from the CEO focusing on the subjective evaluation of their individual performance and contribution, the HR Committee approved the annual incentive awards shown in the 2012 Actual Awards column.

Long-Term Incentive Compensation.    AEP annually reviews the mix of long-term incentive compensation provided to its executives. For the 2012 award cycle, the HR Committee granted 60 percent of the grant date value of long-term incentive awards as performance units and 40 percent of this value as restricted stock units (RSUs). For the 2013 award cycle, the HR Committee increased the percentage of long-term incentive awards issued as performance units from 60 percent to 70 percent and made a corresponding decrease in the percent granted as RSUs from 40 percent to 30 percent.

Both the 2012 performance unit and restricted stock unit awards were granted with change in control provisions that include a double trigger that provides earlier vesting of awards only if both a change in control and a separation from service occur under defined circumstances.

The HR Committee grants long-term incentive awards on an annual award cycle. In October 2012, the HR Committee adopted a policy, effective January 2013, of providing a pro rata portion of outstanding long-term incentive awards to promoted employees to bring their long-term compensation to the target level on a going forward basis immediately, rather than waiting to layer such awards in over three or more years. This new policy will have the effect of providing promoted participants with the long-term incentive awards that would have been granted for that position, adjusted on a pro rata basis, to reflect the portion of the vesting period remaining at the time of the participant’s promotion into the new role. In connection with this program, Mr. Feinberg received a prorated long-term incentive award with a grant date fair value of $104,000 in February 2013.

The HR Committee establishes award guidelines for each executive salary grade based on market competitive total compensation for similar positions in AEP’s Compensation Peer Group. Individual long-term incentive awards are approved by the HR Committee, or, for the CEO, by the independent members of the Board. These determinations are made based on:

•	Award guidelines for each salary grade established by the HR Committee, which creates an overall award pool that AEP management and the HR Committee use in determining awards,

•

Individual performance assessments. However, any positive discretionary adjustments based on individual performance must generally be offset by negative adjustments for other individuals to avoid exceeding the award pool,

•

The individual executive’s total direct compensation relative to market competitive compensation for his or her position as shown in the annual executive compensation study conducted by the HR Committee’s independent compensation consultant, and

•	The executive officer’s future potential for advancement.

The HR Committee also regularly reviews tally sheets for the Chief Executive Officer that show the potential future payout of outstanding equity awards. These tally sheets show the extent to which the value of the potential payout from all outstanding equity awards is linked to changes in AEP’s stock price and the value likely to be paid from all outstanding equity awards taking Company performance into consideration. The tally sheets also show whether the value that the Chief Executive Officer has already received from vested equity awards is so large as to significantly reduce the need for or effectiveness of any future equity awards. The HR Committee may reduce or eliminate equity awards to any participant if they were to find that any of these considerations or any other consideration warrant doing so.

Performance Units.    The HR Committee granted performance unit awards for a 2012 – 2014 performance period to each named executive officer shown in the 2012 Long-Term Incentive Awards table below. Dividends are reinvested in additional performance units, but those additional performance units are subject to the same performance measures and vesting requirements as the underlying performance units. The total number of performance units held at the end of the performance period is multiplied by the weighted score for the two performance measures shown below to determine the award payout; however, the maximum score for each performance measure is 200 percent. For further information on these awards, see the description under 2012 Stock Award Grants beginning on page 57.

Performance Measures for 2012 – 2014 Performance Units

Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Payout Performance
3-Year Cumulative Earnings Per Share	50%	$8.73 (30% payout)	$9.730 (100% payout)	$10.703 (200% payout)

3-Year Total Shareholder Return vs. S&P 500 Electric Utilities Industry Index	50%	20th Percentile (0% payout)	50th Percentile (100% payout)	80th Percentile (200% payout)

On December 31, 2012 performance units that were granted for the 2010 – 2012 performance period vested. The combined score for the 2010-2012 performance period was 99.7 percent of target. The final score calculation for these performance measures is shown in the chart below.

2010 – 2012 Performance Units

Performance Measures	Threshold Performance	Target Performance	Maximum Payout Performance	Actual Performance	Score	Weight	Weighted Score

3-Year Cumulative Earnings Per Share	$8.39 (0% payout)	$9.32 (100% Payout)	$10.25 (200% Payout)	$9.426	111.4%	50%	55.7%

3-Year Total Shareholder Return vs. S&P Electric Utilities	20th Percentile (0% Payout)	50th Percentile (100% Payout)	80th Percentile (200% Payout)	46th Percentile	88.0%	50%	44.0%

Composite Result							99.7%

Restricted Stock Units.

The HR Committee also granted 40 percent of the grant date value of the company’s 2012 long-term incentive awards as RSUs. These RSUs vest over a forty month period, subject to the executive’s continued employment, in three approximately equal installments on May 1, 2013, May 1, 2014 and May 1, 2015, respectively. Dividends are reinvested in additional RSUs, but those additional RSUs vest at the same time as the underlying RSUs vest. For further information on these awards, see the description under 2012 Stock Award Grants beginning on page 57.

2012 Long-Term Incentive Awards

Name	Number of Performance Units Granted	Number of Restricted Stock Units Granted	Total Units Granted
Mr. Akins	66,699	44,466	111,165
Mr. Tierney	27,504	18,336	45,840
Mr. Powers	27,504	18,336	45,840
Mr. Welch	13,344	8,896	22,240
Mr. Feinberg	12,438	8,292	20,730

These performance units and RSUs provide total direct compensation opportunities to executives that are on average within the market competitive range. Differences between the awards for individual executives primarily reflect differences in salary grade as of January 2012.

Stock Ownership Requirements.    The HR Committee believes that linking a significant portion of an executive’s financial rewards to the Company’s success, as reflected by the value of AEP stock, gives the executive a stake similar to that of the Company’s shareholders and encourages long-term management strategies that benefit shareholders. Therefore, the HR Committee requires senior executives (47 individuals as of December 31, 2012) to accumulate and hold a specific amount of AEP common stock or stock equivalents. The HR Committee annually reviews the minimum stock ownership level for each executive salary grade and periodically adjusts these levels.

AEP’s stock ownership requirements are specified as a fixed number of shares and share equivalents for executives in each salary grade. As of December 2012 the value of AEP’s stock ownership requirements were equal to 3.7 times the salary range midpoint for the CEO, 3.1 times the salary range midpoint for the CFO and COO positions, and 2.5 times the salary range midpoint for the Chief External Officer and General Counsel positions. The highest minimum stock ownership re-

quirement assigned to each of the named executive officers and their holdings at December 31, 2012, are shown in the table below.

Name	Highest Minimum Stock Ownership Requirement as of 12/31/2012 (Shares)	AEP Stock and Share Equivalent Holdings on 12/31/2012
Mr. Akins	109,300	141,258
Mr. Tierney	62,900	140,004
Mr. Powers	62,900	143,191
Mr. Welch	29,900	62,745
Mr. Feinberg	35,300	12,877

If a participant has failed to meet their minimum stock ownership requirement within five years of the date such guideline was assigned, that executive’s performance units are mandatorily deferred into AEP Career Shares to the extent necessary to meet such requirement. AEP Career Shares are phantom stock units whose rate of return is equivalent to the total return on AEP stock with dividends reinvested. In addition, to the extent an executive has not met their minimum stock ownership requirement within five years of the date it was assigned, the executive is subject to mandatory deferral into AEP Career Shares of up to 50 percent of their annual incentive compensation award. AEP Career Shares are not paid to participants until after their AEP employment ends.

Benefits.    AEP generally provides the same health and welfare benefits to named executive officers as it provides to other employees. AEP also provides the named executive officers with either four or five weeks of paid vacation.

AEP’s named executive officers participate in the same pension and savings plans as other eligible employees. These include tax-qualified and non-qualified defined contribution and defined benefit plans. AEP’s non-qualified retirement benefit plans are largely designed to provide “supplemental benefits” that would otherwise be offered through the tax-qualified plans except for the limits imposed by the Internal Revenue Code on those tax-qualified plans. As a result, the non-qualified plans allow eligible employees to accumulate higher levels of replacement income upon retirement than would be allowed under the tax-qualified plans alone.

The HR Committee recognizes that the non-qualified plans result in the deferral of the Company’s income tax deduction until such benefits are paid, but the HR Committee believes that executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as other employees; that these benefits are prevalent among similar companies; and that these benefits are a part of a market competitive total rewards package.

The non-qualified plans also provide contractual benefits such as an increased credit rate under AEP’s pension program. To offset pension benefits that they would have been able to earn from prior employers due to their length of service to those companies, Mr. Powers negotiated additional years of credited service and Mr. Welch negotiated an increased crediting rate in AEP’s non-qualified pension plan as part of their initial employment arrangement.

The HR Committee limits both the amount and types of compensation that are included in the qualified and non-qualified retirement plans because they believe that compensation over certain limits and certain types of compensation should not be further enhanced by including it in retirement benefit calculations. Therefore:

•	Long-term incentive compensation is not included in the calculations that determine retirement and other benefits under AEP’s benefit plans,

•	The cash balance formula of the AEP Supplemental Benefit Plan limits eligible compensation to the greater of $1 million or twice the participant’s base salary, and

•	Eligible compensation is also limited to $2 million under the non-qualified Supplemental Retirement Savings Plan.

AEP provides group term life insurance benefits to all employees, including the named executive officers, in the amount of two times their base salary.

For executives who relocate, it is AEP’s practice to offer relocation assistance to offset their moving expenses. This policy enables AEP to obtain high quality new hires and to relocate internal candidates as needed. None of AEP’s named executive officers relocated in 2012.

Perquisites.    AEP provides a few limited perquisites to executives to help them conduct Company business. The HR Committee annually reviews the perquisites provided by the Company to ensure that they are efficient and effective uses of AEP’s resources. The HR Committee also periodically reviews the value of perquisites provided to each named executive officer.

While corporate aircraft provides enhanced security, travel flexibility and reduced travel time, which benefits the Company, the HR Committee is sensitive to concerns regarding the expense of corporate aircraft and the public perception regarding personal use of such aircraft. Accordingly, effective October 2009, the HR Committee generally prohibited personal use of corporate aircraft that has an incremental cost to the Company. The Company allows spouses to accompany executives on business trips using corporate aircraft if there is no incremental cost to the Company. Taxes are withheld on the value of executive spouse travel on corporate aircraft in accordance with IRS standards, and AEP does not provide a gross-up for these taxes.

AEP provides executives with independent financial counseling and tax preparation services to assist executives with financial planning and tax filings. Income is imputed to executives and taxes are withheld for these services. AEP does not provide a gross-up for these taxes.

Other Compensation Information

Recoupment of Incentive Compensation.

The Board believes that incentive compensation should be reimbursed to the Company if, in the Board’s determination:

•	Such incentive compensation was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected,

•	The executive from whom such reimbursement is sought engaged in misconduct that caused or partially caused the need for the restatement or correction, and

•	A lower payment would have been made to the executive based upon the restated or corrected financial results.

The Board adopted this clawback policy in February 2007, and the HR Committee has directed the Company to design and administer all of the Company’s incentive compensation programs in a manner that provides for the Company’s ability to obtain such reimbursement. The Company will seek reimbursement, if and to the extent that, in the Board’s view, such reimbursement is warranted by the facts and circumstances of the particular case or if the applicable legal requirements impose more stringent requirements on AEP to obtain reimbursement of such compensation. AEP may also retain any deferred compensation previously credited to the executive if, when, and to the extent that it otherwise would become payable. This right to reimbursement is in addition to, and not in substitution for, any and all other rights AEP might have to pursue reimbursement or such other remedies against an executive for misconduct in the course of employment by AEP or otherwise based on applicable legal considerations.

Role of the CEO with Respect to Determining Executive Compensation.    The HR Committee has invited the CEO and all directors to attend HR Committee meetings. The HR Committee regu-

larly holds executive sessions without the CEO or other management present to provide a confidential avenue for any concerns to be expressed. The Chairman of the Board and the HR Committee Chairman have the authority to call meetings of the HR Committee.

The CEO has assigned AEP’s Senior Vice President & Chief Administrative Officer, Vice President Human Resources and Director – Compensation and Executive Benefits to support the HR Committee. These individuals work closely with the HR Committee Chairman, the CEO and the Committee’s independent compensation consultant (Richard Meischeid of Pay Governance, LLC) to research and develop requested information, prepare meeting materials, implement the HR Committee’s actions and administer the Company’s executive compensation and benefit programs in keeping with the objectives established by the HR Committee. Members of management supporting the HR Committee also meets with the CEO, the HR Committee Chairman and Mr. Meischeid prior to meetings to review and finalize the meeting agenda and meeting materials.

The CEO regularly discusses his strategic vision and direction for the Company during HR Committee meetings with Mr. Meischeid in attendance. Likewise, Mr. Meischeid regularly discusses compensation strategy alternatives, in light of the CEO’s strategic vision and direction, during HR Committee meetings with the CEO in attendance. The HR Committee believes that this open dialogue and exchange of ideas is important to the development and implementation of a successful executive compensation strategy.

The CEO discusses the individual performance of all the named executive officers with the HR Committee and recommends their compensation to the HR Committee. The CEO also has substantial input into the development of employment offers for outside candidates for executive positions, although all employment offers for executive officer positions require the approval of the HR Committee.

Change In Control Agreements.    The HR Committee provides change in control agreements to all the named executive officers to help align the interests of these executives with those of AEP’s shareholders by mitigating the financial impact that would occur if their employment is terminated as a result of a change in control. The HR Committee also considers change in control agreements as an important tool in recruiting external candidates for certain executive positions. The HR Committee limits participation to those executives whose full support and sustained contributions in the course of a lengthy and complex possible corporate transaction would be critical to the successful completion of a change in control. As of January 1, 2013 there were 22 officers who have change in control agreements.

While the HR Committee believes these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the Company and the interests of shareholders in the event of an anticipated or actual change in control. During such transitions, retaining and continuing to motivate the Company’s key executives would be critical to protecting shareholder value. In a change of control situation, outside competitors are more likely to try to recruit top performers away from the Company, and our executive officers may consider other opportunities when faced with uncertainty about retaining their positions. Therefore, the HR Committee uses these agreements to provide security and protection to our officers in such circumstances for the long-term benefit of the Company and its shareholders.

The Board has adopted a policy that requires shareholder approval of future executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the named executive officer’s salary plus annual incentive compensation. In consultation with its independent compensation consultant, the HR Committee periodically reviews change in control agreement practices for similar companies, including the companies in our Compensation Peer Group. The HR Committee has found that change in control agreements are common among these companies, and that 2.99 or 3 multiples are the most common for executive officers. Therefore, the HR Committee approved change in control multiples of 2.99 times base salary and bonus for all of the named executive officers. Most of the other executives covered by change in control agreements have a lesser multiple of 2.0 times their base salary and target annual incentive award. All of our change in control agreements have a “double trigger,” which is a change in control accompanied by an involuntary termination or constructive termination within two years.

If the payments made to a named executive officer on account of his or her termination exceed certain amounts, the Company may not be able to deduct the payments for federal income tax purposes and the named executive officer could be subject to a 20 percent excise tax on such payments. The excise tax is in addition to the executive’s regular payroll and income taxes. Participants with change in control agreements prior to November 2009, other than Mr. Akins, receive a payment that offsets the effect of the excise tax with a “gross-up” payment that reimburses executives for the excise tax on an after tax basis. However, the total benefit that such an executive would receive by reason of the change in control will be reduced by up to 5 percent, if that reduction would avoid the excise tax. The gross-up payment to reimburse the executive for these excise taxes is no longer being included in change in control agreements entered into with new participants after October 2009. As discussed above, Mr. Akins voluntarily relinquished the reimbursement and gross-up for excise taxes in his change in control agreement in January 2012. The HR Committee also decided that the reimbursement and gross-up for excises taxes would be eliminated from the change in control agreements for any participant who is subsequently promoted, as a condition of such promotion. The HRC then revised outstanding change in control agreements effective for 2013, to stipulate that participants who have accepted a promotion, defined as a salary grade increase, are not eligible for the reimbursement and gross-up for excise taxes.

In the event a participant’s employment is terminated within one year after a change in control under qualifying conditions, such as by the Company without cause or by the executive for good reason, then, a pro rata portion of their outstanding performance units will vest and be paid at the target performance score.

All outstanding restricted stock unit awards granted before December 2010, vest in the event of a change in control. A double trigger was added to restricted stock unit awards granted on or after this date. This double trigger requires that a participant’s employment be terminated under defined circumstances within one year after a change in control in order for all of their outstanding restricted stock units to vest.

Other compensation and benefits provided to executive officers in the event their employment is terminated as a result of a change in control are consistent with that provided in the event a participant’s employment is terminated due to a consolidation, restructuring or downsizing as described below.

Other Employment Separations.    AEP maintains a severance plan that provides two weeks of base pay per year of service to all employees, including executive officers, if their employment is terminated due to a consolidation, restructuring or downsizing, subject to the employee’s agreement to waive claims against AEP. In addition, our severance benefits for all employees include outplacement services and access to health benefits at a reduced net cost for up to 18 months (or until age 65 for employees who are at least age 50 with 10 years of service at the time of their severance).

Named executive officers and other employees remain eligible for an annual incentive award based on their eligible pay for the year, which reflects the portion of the year that they worked, if they separate from service prior to year-end due to their retirement or death. A prorated portion of outstanding performance units vest if a participant retires, which is defined as a termination, other than for cause, after the executive reaches age 55 with five years of service or if a participant is severed.

A prorated portion of outstanding performance units would also vest to a participant’s heirs in the event of their death.

In 2012, executive officers were also entitled to one year of continued financial counseling service in the event they are severed from service as the result of a restructuring, consolidation or downsizing. In the event of their death, their spouse or the executor of their estate would be eligible for this benefit.

Insider Trading and Hedging.    The Company maintains an insider trading policy that prohibits directors and officers from directly hedging their AEP stock holdings through short sales and the use of options, warrants, puts and calls or similar instruments. The policy also prohibits directors and officers from placing AEP stock in margin accounts without the approval of the Company. The Company is unaware of any executive officer who has attempted to directly or indirectly hedge the economic risk associated with their minimum AEP stock ownership requirements. The Company is also not aware of any executive officer or director who has pledged or otherwise encumbered their shares of AEP stock.

Tax Considerations.    Section 162(m) of the Internal Revenue Code (Section 162 (m)) limits the Company’s ability to deduct compensation in excess of $1,000,000 paid in any year to the Company’s CEO or any of the next three highest paid named executive officers, other than the Chief Financial Officer. The HR Committee considers the limits imposed by Section 162(m) when designing compensation and benefit programs for the Company and its executive officers. Because the annual incentive compensation awarded in 2012 was performance based and awarded by a committee of independent outside directors pursuant to the Senior Officer Incentive Plan (the SOIP), which was approved by shareholders, its deductibility is not subject to the Section 162(m) limit. The HR Committee established 0.75 percent of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income) as the performance measure for the 2012 SOIP and further allocated a specific percentage of Adjusted Income to each executive officer. In this way, the HR Committee retains the flexibility to make awards that are based on individual performance in a way that is consistent with the requirements for tax deductibility by the Company under Section 162(m). In no case did the annual incentive awards paid for 2012 exceed the maximum award provided under the SOIP.

Amounts paid to the named executive officers for vested performance units, which were granted under the shareholder approved Long-Term Incentive Plan, also are not subject to the deductibility limit because they are performance based. Performance unit awards made prior to 2012 were based on GAAP earnings excluding certain items. For the 2012-2014 performance period the HR Committee established cumulative three-year income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income) as the performance measure with a threshold (0 percent) payout at $1 billion and a maximum (200 percent) payout at $2.5 billion. Because these awards are based on an objective definition of earnings, they are consistent with the requirements for tax deductibility by the Company under Section 162(m). However, the HR Committee retains the discretion to reduce the payout.

AEP’s restricted stock units are not considered to be performance based under Section 162(m). Therefore, any amounts attributable to those restricted stock units are not tax deductible if and to the extent that they cause the compensation of the covered named executive officer to exceed $1,000,000 for the year.

By meeting the requirements for performance based compensation under Section 162(m) for annual incentive compensation and performance units, these payments are eligible for a tax deduction. The HR Committee intends to continue to utilize shareholder approved plans and performance based awards to allow the Company to deduct most annual and long-term incentive compensation paid to named executive officers, while maintaining sufficient flexibility to award appropriate incentives to named executive officers.

In addition, Sections 280G and 4999 of the Internal Revenue Code limit income tax deductions for the Company and impose excise taxes on named executive officers who receive payments in excess of a defined limit upon a change in control. Certain payments to the named executive officers would be reduced by up to 5% if this avoids the imposition of the excise tax. However, payments to the named executive officers in connection with a change in control may still be subject to these taxes (and loss of tax deductions).

Finally, Section 409A of the Internal Revenue Code imposes additional taxes on named executive officers whose deferred compensation fails to comply with Section 409A. The Company has reviewed its compensation arrangements to help ensure they comply with applicable Section 409A requirements.

Human Resources Committee Report

Membership and Independence.    The HR Committee had four members during 2012. The Board has determined that each member of the HR Committee is an independent director, as defined by the NYSE listing standards. Each member of the HR Committee is also a “non-employee director” for purposes of SEC Rule 16b-3 and an “outside director” for purposes of Section 162(m). Each member of the HR Committee attends professional development training that addresses topics of specific relevance to public company compensation committees.

Purpose.    The primary purpose of the HR Committee is to provide independent oversight of the compensation and human resources policies and practices of the Company. The primary objective of the HR Committee with respect to executive compensation is to ensure that executive officers and other key employees are compensated in a manner that is consistent with the Company’s business strategy, risk tolerance, competitive practices, internal equity considerations, and Company and Board policies.

Functions and Process.    The HR Committee operates under a written charter reviewed, modified and adopted annually by the Board. This charter is available on AEP’s website at www.aep.com/investors/corporateleadersandgovernance.

The HR Committee annually reviews AEP’s executive compensation in the context of the performance of management and the Company. The HR Committee reviewed and approved the compensation for all officers at the senior vice president level and above and other key employees. With respect to the compensation of the CEO, the HR Committee is responsible for making compensation recommendations to the independent members of the Board, who review and approve the CEO’s compensation.

In carrying out its responsibilities, the HR Committee addressed many aspects of AEP’s human resource and executive compensation programs and practices in 2012, including:

•	Establishing annual and long-term performance objectives for senior executives;

•	Assessing the performance of the CEO, other senior executives and the Company relative to those established performance objectives;

•	Conducting an evaluation of Mr. Akins based on written comments from board members; senior AEP management; and the audit firm partner overseeing AEP’s external audit;

•	Determining the mix of base salary, annual incentive compensation and long-term equity based compensation to be provided to executives;

•	Assessing the competitiveness of 2012 and proposed 2013 target compensation for all senior executives, including the named executive officers, relative to AEP’s Compensation Peer Group;

•	Assessing the competitiveness of realizable compensation looking backwards over one, three and five year periods for senior executive positions relative to utility industry peers;

•	Directing the creation of a multiyear plan to address the root causes of the realizable pay for performance gaps that were found, which includes:

•

Taking steps to bring base pay and incentive compensation targets to market competitive levels over 2-3 years to ensure that these elements of compensation are established at more competitive levels for promoted employees going forward;

•	Redesigning aspects of the Company’s short-term incentive program to more closely tie payouts to performance; and

•

Adopting a policy, effective January 2013, of granting long-term incentive awards to promoted employees to bring their total outstanding long-term compensation up to the target for their new position immediately, rather than layering in market competitive awards over several years. This policy will provide promoted employees with supplemental long-term incentive award grants equal to the awards that would have been granted to an ongoing incumbent in their new position, adjusted on a pro rata basis, to reflect the portion of each performance period remaining when the promoted employee assumes their new role.

•	For 2013, changing the mix of performance units and restricted stock units in the long-term incentive program from 60/40 to 70/30;

•	Reviewing and approving the base salaries, annual incentive awards and long-term incentive award opportunities for all senior executives;

•	Reviewing an analysis of the Company’s perquisites and approving the Company’s perquisites and major benefit changes;

•	Evaluating the Company’s compensation risk and how its executive compensation programs and practices affect risk taking;

•	Reviewing, adjusting and approving the major terms of employment with senior executives, change in control agreements and any other agreements with executives;

•	Reviewing the Company’s workforce safety efforts and results;

•	Updating the senior management succession plan;

•	Reviewing and approving reports to shareholders regarding executive compensation; and

•	Selecting and engaging an independent compensation consultant to provide objective and independent advice to the HR Committee.

In establishing performance objectives, the HR Committee considers the interests of other major AEP stakeholders, such as AEP’s customers, employees, and the communities in which AEP operates, in addition to those of AEP’s shareholders. For example, the HR Committee tied 2012 annual incentive compensation for all executive officers to measures that included employee safety, while also tying funding for annual incentive compensation to AEP’s earnings per share.

In determining executive compensation, the HR Committee considers all relevant factors, including:

•	Company performance;

•

The CEO’s individual performance, based, in part, on a leadership assessment that specifically covers integrity and ethics, communication, willingness to confront tough issues, business acumen, strategic planning, teamwork, and fostering a high performance culture;

•	Individual performance and compensation recommendations for other executive officers as assessed by the CEO and their direct manager;

•	Market competitive compensation survey information from the executive compensation study conducted by the HR Committee’s independent compensation consultant;

•	Succession planning;

•	Executive retention;

•	The responsibilities and experience of each senior officer;

•	Compensation history;

•	The impact salary changes may have on other elements of total rewards;

•	The impact of compensation on risk taking;

•	The expense implications of any changes; and

•	Tally sheets, showing multiple views of the CEO’s total compensation.

The HR Committee’s Independent Compensation Consultant.    In January 2012 the HR Committee re-engaged Pay Governance, LLC, with Richard Meischeid as its lead consultant, to provide recommendations to the HR Committee regarding AEP’s executive compensation and benefit programs and practices. Mr. Meischeid is a nationally recognized executive compensation consultant. The HR Committee is authorized to retain and terminate consultants and advisors without management approval, and has the sole authority to approve their fees. Among other assignments, the HR Committee’s independent compensation consultant provides an annual executive compensation study and a report on current executive compensation and benefits trends within the electric utility industry and among U.S. industrial companies in general. In 2012, the Company paid $267,507 for executive compensation consulting services provided to the HR Committee by Pay Governance, including $155,457 for special projects and meetings related to analyzing realizable executive pay, investigating the root causes of a realizable pay for performance gap and consulting on the development of a multiyear plan to address the gap.

The HR Committee annually assesses and discusses the independence of its executive compensation consultant. Pay Governance did not provide any services to AEP, other than the work it performed for the HR Committee, and the HR Committee concluded that Pay Governance, LLC and Mr. Meischeid were independent and determined there were no conflicts of interest with Pay Governance, LLC.

The Committee also annually assesses the performance and objectivity of its executive compensation consultant and has consistently found that the advice provided was of a high quality, objective and appropriate for the Company. Pay Governance does not have any role in recommending director compensation. The HR Committee regularly holds executive sessions with Mr. Meischeid to help ensure that they receive full and independent advice and that he is not unduly influenced by AEP management.

In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in the Company’s proxy statement to be filed in connection with the Company’s 2013 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Human Resources Committee Members

Ralph D. Crosby, Jr., Chair

James F. Cordes

Thomas E. Hoaglin

Richard C. Notebaert

Oliver G. Richard III

Executive Compensation

Summary Compensation Table

The following table provides summary information concerning compensation paid to or accrued by us on behalf of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers, to whom we refer collectively as the named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Nicholas K. Akins—	2012	903,461	—	4,600,008	—	1,500,000	176,312	106,709	7,286,490
President and Chief Executive Officer	2011	770,192	—	1,123,168	—	750,000	112,879	51,563	2,807,802
	2010	515,056	—	2,429,269	—	365,000	114,757	35,161	3,459,243

Brian X. Tierney—	2012	652,500	—	1,896,860	—	800,000	228,760	49,467	3,627,587
Executive Vice President and Chief Financial Officer	2011	601,660	—	1,200,030	—	450,000	131,605	46,533	2,429,828
	2010	467,365	—	2,703,635	—	425,000	180,228	29,456	3,805,684

Robert P. Powers—	2012	652,500	—	1,896,860	—	800,000	586,359	60,809	3,996,528
Executive Vice President and Chief Operating Officer	2011	606,731	—	1,123,168	—	450,000	392,240	57,639	2,629,778
	2010	523,844	—	2,763,712	—	420,961	511,871	34,569	4,254,957

Dennis E. Welch(6)—	2012	465,283	—	920,291	—	415,000	81,405	39,275	1,921,254
Executive Vice President and Chief External Officer

David M. Feinberg(7)—	2012	451,731	—	857,807	—	450,000	30,361	37,044	1,826,943
Executive Vice President and General Counsel

(1)	Amounts in the salary column are composed of executive salaries paid for the year shown, which include 261 days of pay for 2012, which is one day more than the standard 260 calendar work days and holidays in a year.
(2)	The amounts reported in this column reflect the total grant date fair value, calculated in accordance with FASB ASC Topic 718, of performance units and restricted stock units granted under our Long-Term Incentive Plan. See Note 14 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2012 for a discussion of the relevant assumptions used in calculating these amounts. The restricted stock units vest over a forty month period. The value realized for the performance units, if any, will depend on the Company’s performance during a three-year performance and vesting period. The potential payout can range from 0 percent to 200 percent of the target number of performance units. Therefore, the maximum amount payable for the performance units is equal to $5,520,010 for Mr. Akins, $2,276,232 for Mr. Tierney, $2,276,232 for Mr. Powers, $1,104,350 for Mr. Welch and $1,029,368 for Mr. Feinberg. For further information on these awards, see the Grants of Plan-Based Awards Table on page 56 and the Outstanding Equity Awards at Fiscal Year-End Table on page 59.
The	2010 amounts also include 41,380 restricted stock units awarded in August 2010 to each of Messrs. Akins, Powers
and	Tierney in connection with a CEO transition plan.
(3)	The amounts shown in this column are annual incentive awards made under the Senior Officer Incentive Plan for the year shown. At the outset of each year, the HR Committee sets annual incentive targets and performance criteria that are used after year-end to determine if and the extent to which executive officers may receive annual incentive award payments under this plan.
(4)	The amounts shown in this column are attributable to the increase in the actuarial values of each of the named executive officer’s combined benefits under AEP’s qualified and non-qualified defined benefit plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. See the Pension Benefits Table on page 62, and related footnotes for additional information. No named executive officer received preferential or above-market earnings on deferred compensation. See Note 7 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2012, for a discussion of the relevant assumptions.

(5)	Amounts shown in the All Other Compensation column for 2012 include: (a) Company contributions to the Company’s Retirement Savings Plan, (b) Company contributions to the Company’s Supplemental Retirement Savings Plan, (c) perquisites and (d) for Mr. Akins, a tax gross-up associated with a reimbursement for a Company-caused tax penalty. The amounts are listed in the following table:

Type	Nicholas K. Akins	Brian X. Tierney	Robert P. Powers	Dennis E. Welch	David M. Feinberg
Retirement Savings Plan Match	$11,250	$11,250	$11,250	$11,250	$11,250
Supplemental Retirement Savings Plan Match	$63,000	$38,217	$38,250	$16,846	$16,356
Perquisites	$28,385	—	$11,309	$11,179	$9,438
Tax Gross-Up	$4,074	—	—	—	—
Total	$106,709	$49,467	$60,809	$39,275	$37,044

Perquisites provided in 2012 included: financial counseling and tax preparation, air and hotel club membership, and, for Mr. Akins, director’s accidental death insurance premium and on one occasion, personal use of Company aircraft for a death in the family. None of the individual perquisites had a value exceeding $25,000 for a named executive officer.
(6)	Mr. Welch was not considered an executive officer prior to 2012.
(7)	Mr. Feinberg was not considered an executive officer prior to 2012.

Grants of Plan Based Awards for 2012

The following table provides information on plan based awards granted in 2012 to each of our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(7)	Grant Date Fair Value of Stock and Option Awards(8) ($)
		Threshold ($)(2)	Target ($)	Maximum (3) ($)	Threshold (#)(5)	Target (#)	Maximum (#)(6)
Nicholas K. Akins
2012 Senior Officer Incentive Plan		247,500	990,000	1,980,000
2012 – 2014 Performance Units	1/25/2012				10,005	66,699	133,398		2,760,005
Restricted Stock Units	1/25/2012							44,466	1,840,003
Brian X. Tierney
2012 Senior Officer Incentive Plan		129,855	519,421	1,038,842
2012– 2014 Performance Units	1/25/2012				4,126	27,504	55,008		1,138,116
Restricted Stock Units	1/25/2012							18,336	758,744
Robert P. Powers
2012 Senior Officer Incentive Plan		130,000	520,000	1,040,000
2012– 2014 Performance Units	1/25/2012				4,126	27,504	55,008		1,138,116
Restricted Stock Units	1/25/2012							18,336	758,744
Dennis E. Welch
2012 Senior Officer Incentive Plan		69,486	277,944	555,888
2012– 2014 Performance Units	1/25/2012				2,002	13,344	26,688		552,175
Restricted Stock Units	1/25/2012							8,896	368,116
David M. Feinberg
2012 Senior Officer Incentive Plan		73,047	292,187	584,374
2012– 2014 Performance Units	1/25/2012				1,866	12,438	24,876		514,684
Restricted Stock Units	1/25/2012							8,292	343,123

(1)	Consists of potential payouts under the Senior Officer Incentive Plan (SOIP), which are based on base salary paid during the year.
(2)	The amounts shown in this column represent 25 percent of the target award for each of the named executive officers; however, there would have been no payout if the Company’s operating earnings per share had not reached $3.00.
(3)	The amounts shown in this column represent 200 percent of the target award for each of the named executive officers, which is generally the maximum annual incentive award for all AEP executive officers and other employees.
(4)	Consists of performance units awarded under our Long-Term Incentive Plan for the three-year performance period 2012 – 2014. These awards generally vest at the end of the three year performance period. For further information on these awards, see the description under 2012 Stock Award Grants below.
(5)	The amounts shown in the Threshold column represent 15% of the target award for each of the named executive officers because the Operating Earnings Per Share measure has a 30% payout for threshold performance, the Total Shareholder Return measure has a 0% payout for threshold performance and these measures are equally weighted. However, the Operating Earnings Per Share threshold does not guarantee a minimum payout because the score would be 0% of target if threshold performance is not achieved.
(6)	The amounts shown in this column represent 200 percent of the target award for each of the named executive officers, which is generally the maximum performance unit award score for all AEP executive officers and other participants.
(7)	Consists of restricted stock units awarded under the Long-Term Incentive Plan. These awards generally vest in three equal installments on May 1, 2013, May 1, 2014 and May 1, 2015.
(8)	For performance units, the value is computed by multiplying the closing price of AEP common stock on January 25, 2012 ($41.38) by the target number of performance units granted. The actual number of performance units earned will depend on AEP’s performance over the 2012 through 2014 period and could vary from 0 percent to 200 percent of the target award plus reinvested dividends. The value of performance units earned will be equal to AEP’s average closing share price for the last 20 trading days of the performance period multiplied by the number of performance units earned. For restricted stock units, the value is computed by multiplying the closing price of AEP common stock on January 25, 2012 ($41.38) by the number of restricted stock units.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

2012 Stock Award Grants.    On January 25, 2012, the named executive officers were granted long-term incentive awards as part of AEP’s regular annual grant cycle. These awards were granted with double trigger change in control provisions that provide early vesting of awards only in the event of a change in control and a covered separation from service. Of these awards, 60 percent were granted in the form of performance units for the 2012-2014 three-year performance period that generally vest, subject to the participant’s continued AEP employment, at the end of the performance period. Performance units are generally equivalent in value to shares of AEP common stock. Dividend equivalents are reinvested in additional performance units with the same vesting conditions as the underlying performance units.

The 2012-2014 performance units, including the dividend equivalents, are subject to two equally weighted performance measures for the three-year performance period, which are:

•	Three-year total shareholder return relative to the S&P 500 Electric Utilities Industry Index, and

•	Three-year cumulative operating earnings per share relative to a performance objective established by the HR Committee.

These performance measures are described in detail in Compensation Discussion and Analysis-Performance Units on page 44. The scores for these performance measures determine the percentage of the performance units earned at the end of the performance period and can range from zero percent to 200 percent of the target. Recipients must remain employed by AEP through the end of the vesting period to receive a payout unless they retire; are severed by the Company as part of a consolidation, restructuring or downsizing; or are terminated in conjunction with a change in control. In the event of a participant’s retirement or severance by the Company, a prorated portion of their performance units will vest based on the number of months that the participant actively worked. Each performance unit that is vested and earned is paid out or deferred with a value equal to the average closing price of AEP common stock for the last twenty trading days of the performance period. If a participant’s employment is terminated in conjunction with a change in control, then all of the performance units will vest and be paid out immediately at the target performance.

The remaining 40 percent of AEP’s long-term incentive awards were granted in the form of restricted stock units (RSUs) that generally vest, subject to the executive officer’s continued employment, in three equal installments on May 1, 2013, May 1, 2014 and May 1, 2015. Recipients must remain employed by AEP through the vesting date to receive a payout for the RSUs that vest on such date unless they retire pursuant to AEP’s mandatory officer retirement policy at age 65; are severed by the Company as part of a consolidation, restructuring or downsizing; or are terminated in conjunction with a change in control. In the event of a participant’s retirement pursuant to AEP’s mandatory retirement policy or severance by the Company, a prorated portion of their RSUs will vest based on the number of months that the participant actively worked. RSUs that vest pursuant to the mandatory retirement policy, less shares withheld for taxes, are subject to a two year post-retirement holding period. If a participant’s employment is terminated in conjunction with a change in control, then all of these RSUs will vest.

2012 Non-Equity Incentive Compensation.    For 2012 the HR Committee established the following annual incentive targets for the named executive officers:

•	110 percent of base salary for Mr. Akins,

•	80 percent of base salary for Messrs. Tierney and Powers,

•	65 percent of base salary for Mr. Feinberg, and

•	60 percent of base salary for Mr. Welch.

For 2012 the HR Committee used an executive council scorecard with three performance categories: safety and health, operations and strategic initiatives. The HR Committee also established a fatality adjustment for 2012 that would increase or decrease the overall score for all executive officers by 10 percent depending on whether AEP experienced a fatal work related employee accident. Since AEP did not experience a fatal work related accident in 2012, a 10 percent score increase was applied.

In 2012 AEP produced operating earnings of $3.09 per share, which was below the target of $3.12 for annual incentive compensation. However, the HR Committee excluded debt refinancing expense of $0.067 cents per share in the calculation of annual incentive funding because the Committee believed that taking advantage of the very low interest rates available to the Company in the Fall of 2012 was in the long-term interests of the Company and its shareholders even though this activity was not planned and reduced 2012 earnings. The overall annual incentive funding for AEP’s executive officers was 151.4 percent of target for 2012. Exhibit A to this proxy statement contains a reconciliation of GAAP earnings with operating earnings for 2012.

The independent members of the Board determined the annual incentive award for Mr. Akins for 2012 based on a subjective assessment of his performance. The HR Committee determined the annual incentive awards for the remaining named executive officers based on a subjective evaluation of their performance. The 2012 annual incentive awards are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and reflect adjustments above and below the 151.4 percent of target score based on these assessments of individual performance.

AEP provides annual incentive compensation to executive officers through the Senior Officer Incentive Plan, which was approved by shareholders at the 2012 annual meeting. This plan establishes the maximum annual incentive award opportunity for each executive officer. For further information, see page 50.

Employment Agreements.

The Company entered into an employment agreement with Mr. Welch that provided that his cash balance account under the AEP Supplemental Benefit Plan would be credited with the maximum rate permitted (currently 8.5 percent) on all eligible earnings. For further information, see note (3) under Pension Benefits on page 63.

Mr. Powers has an employment agreement with the Company, which credits him with 17 years of additional service under AEP’s Supplemental Benefit Plan. For further information on this, see note (2) under the Pension Benefits on page 63.

In addition to these agreements, each of the named executive officers has entered into a Change In Control Agreement with AEP. For further information about these Change In Control Agreements see page 67.

Outstanding Equity Awards at Fiscal Year-End for 2012

The following table provides information with respect to holdings of restricted stock units and performance units by the named executive officers at December 31, 2012. The named executive officers do not have any outstanding stock options.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Nicholas K. Akins
2011 – 2013 Performance Units(2)			20,918	892,780
2012 – 2014 Performance Units(2)			69,807	2,979,363
Restricted Stock Units(3)	46,612	1,989,400
2011 Restricted Stock Units(4)	9,297	396,796
2012 Restricted Stock Units(5)	46,538	1,986,242
Brian X. Tierney
2011 – 2013 Performance Units(2)			22,350	953,898
2012 – 2014 Performance Units(2)			28,786	1,228,586
Restricted Stock Units(3)	46,612	1,989,400
2011 Restricted Stock Units(4)	9,934	423,983
2012 Restricted Stock Units(5)	19,190	819,029
Robert P. Powers
2011 – 2013 Performance Units(2)			20,918	892,780
2012 – 2014 Performance Units(2)			28,786	1,228,586
Restricted Stock Units(3)	46,612	1,989,400
2011 Restricted Stock Units(4)	9,297	396,796
2012 Restricted Stock Units(5)	19,190	819,029
Dennis E. Welch
2011 – 2013 Performance Units(2)			14,998	640,115
2012 – 2014 Performance Units(2)			13,966	596,069
2011 Restricted Stock Units(4)	22,141	944,978
2012 Restricted Stock Units(5)	9,311	397,393
David M. Feinberg
2011 – 2013 Performance Units(2)			7,122	303,967
2012 – 2014 Performance Units(2)			13,018	555,608
2011 Restricted Stock Units(4)	3,165	135,082
2012 Restricted Stock Units(5)	8,678	370,377

(1)	The market value of the performance units reported in this column was computed by multiplying the closing price of AEP’s common stock on December 31, 2012 ($42.68) by the target number of performance units including performance units resulting from reinvested dividends. However, the actual number of performance units credited upon vesting will be based on AEP’s performance over the applicable three year period.
(2)	AEP currently grants performance units at the beginning of each year with a three-year performance and vesting period. This results in awards for overlapping successive three-year performance periods. These awards generally vest at the end of the three year performance period. The performance units awarded for the 2010 – 2012 performance period vested at December 31, 2012 and are shown in the Options Exercises and Stock Vested table below. The awards shown for the 2011 – 2013 and 2012 – 2014 performance periods include performance units resulting from reinvested dividends.
(3)	These restricted stock units were granted on August 3, 2010 in connection with a CEO transition plan, and include restricted stock units resulting from reinvested dividends. These units will vest, subject to the executive officer’s continued employment, in three equal installments, on August 3, 2013, August 3, 2014 and August 3, 2015, respectively.

(4)	For all named executive officers other than Mr. Feinberg, these restricted stock units were approved by the HR Committee on December 7, 2010, effective January 1, 2011. For Mr. Feinberg, these restricted stock units were approved by the HR Committee on May 23, 2011. The numbers set forth include restricted stock units resulting from reinvested dividends. They will vest, subject to the executive officer’s continued employment, in two remaining equal installments, on May 1, 2013 and May 1, 2014.
(5)	These restricted stock units were granted on January 25, 2012, and include restricted stock units resulting from reinvested dividends. They will vest, subject to the executive officer’s continued employment, in three equal installments, on May 1, 2013, May 1, 2014 and May 1, 2015, respectively.

Option Exercises and Stock Vested for 2012

The following table provides information with respect to the vesting of stock options, restricted stock units and performance units granted to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($) (2)
Nicholas K. Akins	—	—	35,623	1,503,304
Brian X. Tierney	—	—	45,163	1,909,302
Robert P. Powers	—	—	46,869	1,983,284
Dennis E. Welch	10,000	58,600	40,416	1,684,014
David M. Feinberg	—	—	1,531	59,525

(1)	This column includes the following performance units for the 2010 – 2012 performance period that vested on December 31, 2012: 31,127 for Mr. Akins, 40,359 for Mr. Tierney, 42,373 for Mr. Powers, 29,642 for Mr. Welch and 0 for Mr. Feinberg. This column also includes the following restricted stock units that vested on May 1, 2012: 4,496 for Messrs. Akins and Powers, 4,804 for Mr. Tierney, 10,774 for Mr. Welch and 1,531 for Mr. Feinberg.
(2)	As is required, the value shown in this column for performance units is computed by multiplying the number of units by the market value of these units on the vesting date of December 31, 2012 ($42.68). However, the actual value realized from these units was based on the previous 20-day average closing market price of AEP common stock as of the vesting date ($43.098). The restricted stock units that vested on May 1, 2012 had a market value of $38.88 per share. For a more detailed discussion of vesting of the performance units, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 43.

Executive officers may only exercise stock options pursuant to AEP’s Insider Trading Policy.

Two equally weighted performance measures were established by the HR Committee for the 2010-2012 performance units when they were granted in December 2009:

•	Total Shareholder Return measured relative to the electric utility companies in the S&P 500 Index, and

•	Cumulative earnings per share measured relative to a target approved by the HR Committee.

AEP’s total shareholder return for this performance period was at the 46th percentile of the utility companies in the S&P 500, which produced a score of 88 percent. AEP’s cumulative earnings per share were $9.426 for this performance period, compared to the target of $9.32. This produced an earnings per share score of 111.4 percent. The average of these two scores produced a composite score of 99.7 percent of the target award. These performance units vested on December 31, 2012 and were valued at the average closing price of AEP common stock for the last 20 days of the performance period, which was $43.098. See the table on page 45 for more information about the vesting of these performance units.

Pension Benefits for 2012

The following table provides information regarding the pension benefits for our named executive officers under AEP’s pension plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year($)
Nicholas K Akins	AEP Retirement Plan	30.6	443,377	—
	CSW Executive Retirement Plan	30.6	461,887	—
Brian X. Tierney	AEP Retirement Plan	14.7	260,162	—
	AEP Supplemental Benefit Plan	14.7	862,982	—
Robert P. Powers	AEP Retirement Plan	14.5	507,944	—
	AEP Supplemental Benefit Plan	31.5 (2)	3,853,220	—
Dennis E. Welch	AEP Retirement Plan	7.4	133,844	—
	AEP Supplemental Benefit Plan	7.4 (3)	267,941	—
David M. Feinberg	AEP Retirement Plan	1.7	23,317	—
	AEP Supplemental Benefit Plan	1.7	19,797	—

(1)	The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2012, and the following assumptions (which are consistent with those used in AEP’s financial statements):

•	The named executive officer retires at age 65 (or, for Mr. Tierney and Mr. Powers, retires at age 62), and commences the payment of benefits (the “accrued benefit”).

•

The value of the annuity benefit at the named executive officer’s assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 3.95 percent, 3.80 percent and 3.80 percent for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and the CSW Executive Retirement Plan, respectively, and assumed mortality based upon the IRS 2013 sex-distinct mortality tables. The value of the lump sum benefit at that assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 5.10 percent and assumed mortality based on the 2013 IRS Applicable Mortality table. The present value of both the annuity benefit and the lump sum benefit at each executive’s current age is based upon an assumed interest rate of 3.95 percent, 3.80 percent and 3.80 percent for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and CSW Executive Retirement Plan, respectively.

•

The present value of the accrued benefit is weighted based on 75 percent lump sum and 25 percent annuity (or 40 percent lump sum and 60 percent annuity for Mr. Powers due to his eligibility for early retirement under the final average pay benefit formula), based on the assumption that participants elect those benefit options in that proportion.

(2)	Mr. Powers has an individual agreement with AEP that credits him with years of service in addition to his actual years of service with AEP. The additional years of service credit have augmented the present value of his accumulated benefits under the AEP Supplemental Benefit Plan by $2,280,221.
(3)	Mr. Welch has an individual agreement that provided for annual credits at the maximum rate provided (currently 8.5 percent). If not for his agreement, his combined age and service would have entitled him to an annual credit of 5.5 percent (through December 31, 2008) and 7 percent (from 2009 through 2012) of eligible pay rather than the 8.5 percent maximum rate. The higher crediting rate for Mr. Welch has augmented the present value of his accumulated benefits under the AEP Supplemental Benefit Plan as of December 31, 2012 by $90,796.

Overview.    AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The nonqualified plans provide (i) benefits that cannot be paid under the tax-qualified plan because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain of the named executive officers. The plans are designed to provide a source of income upon retirement to executives and their spouses, as well as a market competitive benefit opportunity as part of a market competitive total rewards package.

AEP Retirement Plan.    The AEP Retirement Plan is a tax-qualified defined benefit pension plan under which benefits are generally determined by reference to a cash balance formula. The AEP Retirement Plan also encompasses the Central and South West Corporation Cash Balance Retirement Plan (the “CSW Retirement Plan”), which was merged into the AEP Retirement Plan effective December 31, 2008. As of December 31, 2012, each of the named executive officers other than Mr. Feinberg was vested. Mr. Feinberg’s benefits will become fully vested if his employment would terminate upon his death or disability or once he has been credited with at least three years of service.

In addition, employees who have continuously participated in the AEP Retirement Plan (but not the CSW Retirement Plan) since December 31, 2000 (“Grandfathered AEP Participants,” which includes Mr. Tierney and Mr. Powers) remain eligible for an alternate pension benefit calculated by reference to a final average pay formula. The benefits under this final average pay formula were frozen as of December 31, 2010.

Cash Balance Formula. Under the cash balance formula, each participant has an account established to which dollar credits are allocated each year.

1.	Company Credits. Each year, participant’s accounts are credited with an amount equal to a percentage of their salary for that year and annual incentive award for the prior year. The applicable percentage is based on the participant’s age and years of service. The following table shows the applicable percentage:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2012, the limit was $250,000.

2.	Interest Credits. All amounts in the cash balance accounts earn interest at the average interest rate on 30-year Treasury securities for the month of November of the prior year, with a floor of 4 percent. For 2012, the interest rate was 4 percent.

Final Average Pay Formula.    Grandfathered AEP Participants receive their benefits under the cash balance formula or the final average pay formula, whichever provides the higher benefit. On December 31, 2010, the final average pay benefit payable at the Grandfathered AEP Participant’s normal retirement age was frozen, meaning that their final average pay formula benefit is not affected by the participant’s service or compensation subsequent to this date. This frozen final average pay normal retirement benefit is based on the following calculation as of December 31, 2010: the participant’s then years of service times the sum of (i) 1.1 percent of the participant’s then high 36 consecutive months of base pay (“High 36”); plus (ii) 0.5 percent of the amount by which the participant’s then High 36 exceeded the participant’s applicable average Social Security covered compensation.

Grandfathered AEP Participants may become entitled to a subsidized benefit under the final average pay formula if they would retire early (that is, once they have remained employed past age 55 with at least three years of service). The benefit payable under the final average pay formula would be unreduced if it commences at age 62 or later and is reduced by 3 percent for each year prior to age 62 that his benefits are commenced. Mr. Powers is eligible for such early retirement benefits.

AEP Supplemental Benefit Plan.    The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the AEP Retirement Plan (without regard to the provisions now included as the result of the merger of the CSW Retirement Plan into the AEP Retirement Plan) as determined upon the participant’s termination of employment. These excess benefits are calculated under the terms of the AEP Retirement Plan described above with the following modifications: (i) additional years of service or benefit credits are taken into account; (ii) annual incentive pay was taken into account for purposes of the frozen final average pay formula; and (iii) the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits are disregarded. However, eligible pay taken into account under the cash balance formula is limited to the greater of $1 million or two times the participant’s year-end base pay.

AEP previously granted certain named executive officers additional years of credited service and special crediting rates under the AEP Supplemental Benefit Plan. The Company granted additional years of credited service to Mr. Powers and an increased crediting rate to Mr. Welch to offset pension benefits that they would have been able to earn from prior employers due to their length of service to those companies. These special items are further described under Employment Agreements on page 58.

Participants do not become vested in their AEP Supplemental Plan benefit until they become vested in their AEP Retirement Plan benefit or upon a change in control. As of December 31, 2012, each of the named executive officers, other than Mr. Feinberg, was fully vested in their AEP Supplemental Benefit Plan benefit. Mr. Feinberg’s benefits will become fully vested once he has completed three years of service, upon a change in control of AEP or if his employment would terminate either upon his death or due to his disability.

CSW Executive Retirement Plan.    The CSW Executive Retirement Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the terms of the former CSW Retirement Plan (which was merged into the AEP Retirement Plan) as determined upon the participant’s termination of employment. The excess benefits are calculated without regard to the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits.

Nonqualified Deferred Compensation for 2012

The following table provides information regarding contributions, earnings and balances for our named executive officers under AEP’s three non-qualified deferred compensation plans which are each further described below.

Name	Plan Name(1)	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(3) ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(5) ($)
Nicholas K. Akins	SRSP	84,000	63,000	26,540	—	637,658
	ICDP	—	—	31,763	—	202,532
	SORP	—	—	193,577	—	1,672,676
Brian X. Tierney	SRSP	50,957	38,217	135,404	—	1,736,670
	SORP	—	—	76,385	—	694,654
Robert P. Powers	SRSP	51,000	38,250	149,129	—	2,169,849
	ICDP	—	—	98,954	—	655,923
	SORP	—	—	215,909	—	1,963,588
Dennis E. Welch	SRSP	22,462	16,846	58,762	—	420,560
	SORP	201,980	—	148,295	—	1,348,666
David M. Feinberg	SRSP	21,808	16,356	492	—	38,656
	SORP	—	—	—	—	0

(1)	“SRSP” is the American Electric Power System Supplemental Retirement Savings Plan. “ICDP” is the American Electric Power System Incentive Compensation Deferral Plan. “SORP” is the American Electric Power System Stock Ownership Requirement Plan.
(2)	The amounts set forth under “Executive Contributions in Last FY” for the SRSP are reported in the Summary Compensation Table as either (i) Salary for 2012 or (ii) the Non-Equity Incentive Plan Compensation for 2011.
(3)	The amounts set forth under “Registrant Contributions in Last FY” for the SRSP are reported in the Other Compensation column of the Summary Compensation Table.
(4)	No amounts set forth under “Aggregate Earnings in Last FY” have been reported in the Summary Compensation Table as there were no above market or preferential earnings credited to any named executive officer’s account in any of the plans.
(5)	The amounts set forth in the “Aggregate Balance at Last FYE” column for the SRSP include the SRSP amounts reported in the “Executive Contributions in Last FY” and “Registrant Contributions in Last FY” columns. In addition, the “Aggregate Balance at Last FYE” for the SRSP includes the following amounts previously reported in the Summary Compensation Table for prior years: $118,531 for Mr. Akins, $386,600 for Mr. Tierney and $445,236 for Mr. Powers. In addition, the “Aggregate Balance at Last FYE” for the SORP includes $300,652 for Mr. Akins previously reported in the Summary Compensation Table for a prior year.

Overview.    AEP maintains non-qualified deferred compensation plans that allow eligible employees, including the named executive officers, to defer receipt of a portion of their base salary, annual incentive and performance unit awards. The plans are unfunded. Participants have an unsecured contractual commitment from the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following non-qualified deferred compensation plans:

•	The American Electric Power System Supplemental Retirement Savings Plan,

•	The American Electric Power System Incentive Compensation Deferral Plan, and

•	The American Electric Power System Stock Ownership Requirement Plan.

Supplemental Retirement Savings Plan.    This plan allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the Internal Revenue Code on qualified plans of this type.

•	Participants can defer up to 50 percent of their base pay and annual incentive pay in excess of the IRS’ eligible compensation limit for qualified plans, which was $250,000 for 2012, up to $2,000,000.

•

The Company matches 100 percent of the participant’s contributions up to 1 percent of eligible compensation and 70 percent of the participant’s contributions from the next 5 percent of eligible compensation.

•

Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect a distribution of their account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may delay the commencement of distributions for up to five years from the date of their termination of employment.

•

Participants may direct the investment of their plan account among the investment options that are available to all employees in AEP’s qualified Retirement Savings Plan and one additional option that provides interest at a rate set each December at 120 percent of the applicable federal long-term rate with monthly compounding. There were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan.

Incentive Compensation Deferral Plan.    This plan allows eligible employees to defer payment of up to 80 percent of earned performance units.

•	AEP does not offer any matching contributions.

•

Participants may direct the investment of their plan accounts among the investment options that are available to all employees in AEP’s qualified Retirement Savings Plan. There were no above-market or preferential earnings with respect to the Incentive Compensation Deferral Plan.

•

Generally, participants may not withdraw any amount credited to their account until their termination of employment with AEP. However, participants may make one withdrawal of amounts attributable to their pre-2005 contributions prior to termination of employment. The withdrawal amount would be subject to a 10 percent withdrawal penalty. Participants may elect to take distributions from their account in the same manner as described above for the Supplemental Retirement Savings Plan.

Stock Ownership Requirement Plan.    This plan assists executives in achieving their minimum stock ownership requirements. It does this primarily by tracking the executive’s AEP Career Shares. AEP Career Shares are a form of deferred compensation, which are unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested. Participants may not withdraw any amount credited to their account until their termination of employment with AEP. AEP Career Shares are paid in cash. Participants may elect to take distribution of their AEP Career Shares in the same manner as described above for the Supplemental Retirement Savings Plan .

Potential Payments upon Termination or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to the named executive officers in the event of a termination of their employment or a change in control of the Company. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. In addition, in connection with any actual termination or change of control transaction, we may enter into agreements or establish arrangements that provide additional or alternative benefits or amounts from those described below. The agreements and plans summarized below are complex legal documents with terms and conditions having precise meanings, which are designed to address many possible but currently hypothetical situations. It is not possible to reduce them to simple explanations without some loss of precision.

Severance.    AEP currently provides full-time employees, including the named executive officers, with severance benefits if their employment is terminated as the direct result of a restructuring or downsizing (“Severance-Eligible Employees”) and the employee releases AEP from any and all claims. These severance benefits include:

•	A lump sum severance payment equal to two weeks of base pay for each year of Company service, with a minimum of 8 weeks for employees with at least one year of AEP service;

•

Continued eligibility for medical and dental benefits at the active employee rates for eighteen months or until the participant becomes eligible for coverage from another employer, whichever occurs first;

•

For employees who are at least age 50 with 10 years of AEP service and who do not qualify for AEP’s retiree medical benefits or to be bridged to such retiree benefit eligibility (described below), AEP also provides medical and dental benefit eligibility at rates equivalent to those provided to retirees until age 65 or until the participant becomes eligible for coverage from another employer, whichever occurs first; and

•	Outplacement services, the incremental cost of which may be up to $28,000 for executive officers.

Severance-Eligible Employees who have enough severance pay (up to one year) and vacation to cover a period that would allow them to become eligible for retiree medical benefits, which is available to those employees who are at least age 55 with at least 10 years of service (“Retirement-Eligible Employees”) are retained as employees on a paid leave of absence until they become retirement eligible. This benefit applies in lieu of severance and unused vacation payments that these employees would otherwise receive. The Company pays any remaining severance and vacation pay at the time of their retirement. This delay of an employee’s termination date does not apply to the plans providing nonqualified deferred compensation, which define a participant’s termination date by reference to Code Section 409A.

A Severance-Eligible executive’s termination entitles that executive to a pro-rata portion of any outstanding performance units that the executive has held for at least six months and to the payment of a pro-rata portion of any restricted stock units to the extent not already vested and paid. The prorated performance units will not become payable until the end of the performance period and remain subject to all performance objectives.

Severance-Eligible executives are eligible for continuation of financial counseling and tax preparation services one year following their termination up to a maximum annual incremental cost to the Company of $11,450.

Change In Control.    AEP defines “change in control” under its change in control agreements and Long-Term Incentive Plan as:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock,

•

A merger or consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of the surviving entity outstanding immediately after such merger or consolidation, or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

AEP has a change in control agreement with each of the named executive officers that is triggered if there is a Qualifying Termination of the named executive officer’s employment. A “Qualifying Termination” for this purpose generally occurs when the executive’s employment is terminated in connection with that change in control (i) by AEP without “cause” or (ii) by the named executive officer for “good reason.” Such termination must be no later than two years after the change in control. These agreements provide for:

•

A lump sum payment equal to 2.99 times the named executive officers’ annual base salary plus target annual incentive under the annual incentive program, but reduced by up to 5 percent if that reduction would avoid the 4999 excise taxes;

•	Payment, if required, to make the named executive officer, other than Mr. Akins and Mr. Feinberg, whole for any excise tax imposed by Section 4999 of the Internal Revenue Code; and

•	Outplacement services.

In November 2009 the HR Committee revised the change in control agreements offered to new participants to eliminate the reimbursement for excise taxes. Mr. Akins also voluntarily relinquished the reimbursement and gross-up for excise taxes in his change in control agreement.

The term “cause” with respect to AEP’s change in control agreements means:

(i)	The willful and continued failure of the executive to perform the executive’s duties after a written demand for performance is delivered to the executive by the Board, or

(ii)	The willful conduct or omission by the executive, which the Board determines to be illegal; gross misconduct that is injurious to the Company; or a breach of the executive’s fiduciary duty to the Company.

The term “good reason” with respect to AEP’s change in control agreements means:

(i)	An adverse change in the executive’s status, duties or responsibilities from that in effect immediately prior to the change in control,

(ii)	The Company’s failure to pay in a timely fashion the salary or benefits to which the executive is entitled under any employment agreement in effect on the date of the change in control,

(iii)	The reduction of the executive’s salary as in effect on the date of the change in control,

(iv)	Any action taken by the Company that would substantially diminish the aggregate projected value of the executive’s awards or benefits under the Company’s benefit plans or policies,

(v)	A failure by the Company to obtain from any successor the assent to the change in control agreement, or

(vi)	The relocation, without the executive’s prior approval, of the office at which the executive is to perform services to a location that is more than fifty (50) miles from its location immediately prior to the change in control.

The Company must be given notice and an opportunity to cure any of these circumstances before they would be considered to be “good reason.”

Awards under the Long-Term Incentive Plan will vest upon a “Qualifying Termination” upon or within one year after a change in control. The term “Qualifying Termination” with respect to long-term incentive awards generally is the same as that described for the change in control agreements, except that an executive’s mandatory retirement at age 65 is explicitly excluded and “Cause” is defined more broadly to encompass:

(i)	Failure or refusal to perform assigned duties and responsibilities in a competent or satisfactory manner;

(ii)	Commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of AEP;

(iii)	Engagement in activities or conduct injurious to the best interest or reputation of AEP;

(iv)	Insubordination;

(v)	A violation of any material term or condition of any written agreement with AEP;

(vi)	Violation of any of AEP’s rules of conduct of behavior;

(vii)	Commission of a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with employment at AEP which is injurious to the best interest or reputation of AEP; or

(viii)	Disclosure, dissemination, or misappropriation of confidential, proprietary, and/or trade secret information.

In addition, performance units would be deemed to have been fully earned at 100 percent of the target score upon a “Qualifying Termination” following a change in control. The value of each vested performance unit following a “Qualifying Termination” would be (1) the closing price of a share of AEP common stock on the date of the Qualifying Termination or (2) if the date of the Qualifying Termination is coincident with the change in control and if the change in control is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the price paid per share of common stock in that transaction.

The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change in control.

Termination Scenarios

The following tables show the incremental compensation and benefits that would have been paid to each named executive officer who was employed by AEP on December 31, 2012 under the hypothetical circumstances cited in each column and calculated in accordance with the methodology required by the SEC. In addition, in connection with any actual termination or change of control transaction, the Company may enter into agreements or establish arrangements that provide additional benefits or amounts, or may alter the terms of benefits described below.

With respect to annual incentive compensation for the completed year, the calculated annual incentive opportunity is shown, which varies from the actual value paid and reported in the Summary Compensation Table on page 54, due to discretionary adjustments for individual performance.

The values shown in the change in control column are triggered only if the named executive officer’s employment is terminated under the circumstances (described above under Change In Control) that trigger the payment or provision of each of the types of compensation and benefits shown.

No information is provided for terminations due to disability, because it is not AEP’s practice to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue (generally until the employee reaches age 65) for employees that cannot perform any occupation for which they are reasonably qualified. Because disabled participants remain employed by the Company, they continue to vest in long-term incentive awards while they are disabled. AEP treats a participant’s disability as a termination to the extent required by the regulations issued under Code Section 409A, but such terminations only trigger the payment of benefits that had previously vested. In addition, restricted stock unit awards granted effective on or after January 1, 2011 allow participants terminated due to disability to continue to vest as if their employment had continued.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2012

For Nicholas K. Akins

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($900,000)	$0	$1,073,077	$0	$2,691,000	$0
Annual Incentive for Completed Year(1)	$1,498,860	$1,498,860	$0	$1,498,860	$1,498,860
Other Payment for Annual Incentives(2)	$0	$0	$0	$2,960,100	$0
Long-Term Incentives:(3)
2011-2013 Performance Units(4)	$0	$595,215	$0	$892,780	$595,215
2012-2014 Performance Units(4)	$0	$993,121	$0	$2,979,363	$993,121
Restricted Stock Units	$0	$515,745	$0	$1,989,400	$1,989,400
2011 Restricted Stock Units	$0	$105,804	$0	$396,796	$396,796
2012 Restricted Stock Units	$0	$595,855	$0	$1,986,242	$1,986,242
Benefits:
Health and Welfare Benefits(5)	$0	$143,197	$0	$143,197	$50,117
Financial Counseling	$0	$11,450	$0	$11,450	$11,450
Outplacement Services(6)	$0	$28,000	$0	$28,000	$0
Other
Change in Control Benefit Reduction(7)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(8)	$0	$0	$0	$0	$0
Total Incremental Compensation and Benefits	$1,498,860	$5,560,324	$0	$15,577,188	$7,521,201

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2012

For Brian X. Tierney

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($650,000)	$0	$375,000	$0	$1,943,500	$0
Annual Incentive for Completed Year(1)	$786,403	$786,403	$0	$786,403	$786,403
Other Payment for Annual Incentives(2)	$0	$0	$0	$1,554,800	$0
Long-Term Incentives:(3)
2011-2013 Performance Units(4)	$0	$635,932	$0	$953,898	$635,932
2012-2014 Performance Units(4)	$0	$409,515	$0	$1,228,586	$409,515
Restricted Stock Units	$0	$515,745	$0	$1,989,400	$1,989,400
2011 Restricted Stock Units	$0	$113,059	$0	$423,983	$423,983
2012 Restricted Stock Units	$0	$245,709	$0	$819,029	$819,029
Benefits:
Health and Welfare Benefits(5)	$0	$23,116	$0	$23,116	$105,906
Financial Counseling	$0	$11,450	$0	$11,450	$11,450
Outplacement Services(6)	$0	$28,000	$0	$28,000	$0
Other
Change in Control Benefit Reduction(7)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(8)	$0	$0	$0	$3,831,318	$0
Total Incremental Compensation and Benefits	$786,403	$3,143,929	$0	$13,593,483	$5,181,618

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2012

For Robert P. Powers

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($650,000)	$0	$375,000	$0	$1,943,500	$0
Annual Incentive for Completed Year(1)	$787,280	$787,280	$0	$787,280	$787,280
Other Payment for Annual Incentives(2)	$0	$0	$0	$1,554,800	$0
Long-Term Incentives:(3)
2011-2013 Performance Units(4)	$595,215	$595,215	$0	$892,780	$595,215
2012-2014 Performance Units(4)	$409,515	$409,515	$0	$1,228,586	$409,515
Restricted Stock Units	$0	$515,745	$0	$1,989,400	$1,989,400
2011 Restricted Stock Units	$0	$105,804	$0	$396,796	$396,796
2012 Restricted Stock Units	$0	$245,709	$0	$819,029	$819,029
Benefits:
Health and Welfare Benefits(5)	$0	$4,713	$0	$4,713	$0
Financial Counseling	$11,450	$11,450	$0	$11,450	$11,450
Outplacement Services(6)	$0	$28,000	$0	$28,000	$0
Other
Change in Control Benefit Reduction(7)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(8)	$0	$0	$0	$3,606,179	$0
Total Incremental Compensation and Benefits	$1,803,460	$3,078,431	$0	$13,262,513	$5,008,685

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2012

For Dennis E. Welch

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($463,500)	$0	$142,615	$0	$1,385,865	$0
Annual Incentive for Completed Year(1)	$420,807	$420,807	$0	$420,807	$420,807
Other Payment for Annual Incentives(2)	$0	$0	$0	$831,519	$0
Long-Term Incentives:(3)
2011-2013 Performance Units(4)	$426,757	$426,757	$0	$640,115	$426,757
2012-2014 Performance Units(4)	$198,675	$198,675	$0	$596,069	$198,675
2011 Restricted Stock Units	$0	$251,983	$0	$944,978	$944,978
2012 Restricted Stock Units	$0	$119,205	$0	$397,393	$397,393
Benefits:
Health and Welfare Benefits(5)	$0	$23,116	$0	$23,116	$45,609
Financial Counseling	$11,450	$11,450	$0	$11,450	$11,450
Outplacement Services(6)	$0	$28,000	$0	$28,000	$0
Other
Change in Control Benefit Reduction(7)	$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(8)	$0	$0	$0	$2,128,855	$0
Total Incremental Compensation and Benefits	$1,057,689	$1,622,608	$0	$7,408,167	$2,445,669

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2012

For David M. Feinberg

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement		Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($450,000)		$0	$69,231	$0	$1,345,500	$0
Annual Incentive for Completed Year(1)		$442,372	$442,372	$0	$442,372	$442,372
Other Payment for Annual Incentives(2)		$0	$0	$0	$874,575	$0
Long-Term Incentives:(3)
2011-2013 Performance Units(4)	$		$202,645	$0	$303,967	$202,645
2012-2014 Performance Units(4)	$		$185,189	$0	$555,608	$185,189
2011 Restricted Stock Units		$0	$36,022	$0	$135,082	$135,082
2012 Restricted Stock Units		$0	$111,139	$0	$370,377	$370,377
Benefits:
Pension(9)		$0	$0	$0	$41,333	$41,333
Health and Welfare Benefits(5)		$0	$23,116	$0	$23,116	$121,184
Financial Counseling		$0	$11,450	$0	$11,450	$11,450
Outplacement Services(6)		$0	$28,000	$0	$28,000	$0
Other
Change in Control Benefit Reduction(7)		$0	$0	$0	$0	$0
Tax Gross-up Upon Change In Control(8)		$0	$0	$0	$0	$0
Total Incremental Compensation and Benefits		$442,372	$1,109,164	$0	$4,131,380	$1,509,632

(1)	Executive officers and all other employees are eligible for an annual incentive award based on their earnings for the year if they remain employed with AEP through year-end, if they die or if they incur a retirement-eligible termination. The amount shown is the calculated annual incentive opportunity, as shown on page 43, but all annual incentives for executive officers are awarded at the discretion of the HR Committee or independent members of the board pursuant to the award determination process described in the Compensation Discussion and Analysis.
(2)	Represents a severance payment of 2.99 times each named executive officer’s current target annual incentive as of December 31, 2012.
(3)	The long-term incentive values shown represent the values that would be paid under such circumstances shown in each column, which are different from the values calculated in accordance with FASB ASC Topic 718.
(4)	The target value of performance unit awards are shown. The actual value paid in the event of voluntary termination, retirement, severance or death, if any, will depend on the actual performance score for the full performance period. Any payments for awards under those circumstances are not paid until the end of the three year performance period. In the event of a qualifying termination in connection with a change in control, awards would be paid at a target performance score as soon as administratively practical after the change in control.
(5)	The amount reported upon severance or a change in control represents the cost to the Company of providing subsidized medical and dental benefits at active employee rates for

18 months and of providing subsidized medical benefits for those named executive officers who are at least age 50 with 10 years of service but are not retirement-eligible until the age of 65. The amount reported upon death represents the present value of the cost to the Company of providing 50 percent subsidized medical coverage to the employee’s surviving spouse (until the spouse reaches age 65) and any surviving eligible dependent children (until each reaches age 26).

(6)	Represents the maximum cost of Company paid outplacement services, which the Company provides through an unaffiliated third party vendor.
(7)	Represents a reduction in the lump sum change in control benefit payment of up to 5 percent that applies for an applicable executive officer if that reduction would avoid excise taxes under Section 4999 of the Internal Revenue Code.
(8)	Represents a tax gross-up for the excise tax under section 4999 of the Internal Revenue Code, including all applicable taxes on this tax gross-up itself. The amount does not reflect any reductions attributable to non-compete agreements or other provisions to which the executive must agree in order to be eligible for change in control benefits. Effective January 1, 2012, Mr. Akins voluntarily relinquished this provision of his change in control agreement, and Mr. Feinberg does not have this provision in his agreement.
(9)	Represents the total lump sum benefit payable from the AEP Retirement Plan and the AEP Supplemental Benefit Plan. AEP’s pension benefits fully vest upon death or a change in control. The value of non-incremental pension benefits is included in the Non-Incremental Compensation and Benefits table below.

The following table shows the value of previously earned and vested compensation and benefits as of December 31, 2012, that would have been provided to each named executive officer following a termination of his employment on December 31, 2012. In all cases, these amounts were generally earned or vested over multiple years of service to the Company and only a portion is attributable to compensation for 2012.

Non-Incremental Post-Termination Compensation and Benefits on December 31, 2012

Name	Long-Term Incentives			Benefits
	Vested Performance Units (1)	AEP Career Shares (2)	Vacation Payout (3)	Post Retirement Benefits (4)	Deferred Compensation (5)
Nicholas K. Akins	$1,328,500	$1,656,453	$110,769	$873,273	$840,190
Brian X. Tierney	$1,722,522	$687,916	$44,375	$911,530	$1,736,670
Robert P. Powers	$1,808,480	$1,944,543	$40,000	$3,778,661	$2,825,772
Dennis E. Welch	$1,265,121	$1,335,585	$99,831	$391,295	$420,560
David M. Feinberg	$0	$0	$40,889	$0	$38,656

(1)	Represents the value of performance units that vested on December 31, 2012 calculated using the market value of these shares on December 31, 2012. However, the actual value realized from these performance units in February 2013 was based on the previous 20-day average closing market price of AEP common stock as of the vesting date.
(2)	Represents the value of AEP share equivalents deferred mandatorily into AEP’s Stock Ownership Requirement Plan calculated using the market value of these shares on December 31, 2012. However, the actual value that would have been realized from these AEP share equivalents would have been determined using the previous 20-day average closing market price of AEP common stock as of the date of termination.
(3)	Represents accumulated but unused vacation.
(4)	Represents the lump sum benefit calculated for the named executive officer pursuant to the terms of the AEP Retirement Plan, AEP Supplemental Benefit Plan and CSW Executive Retirement Plan, as applicable. For Mr. Powers, who was eligible to receive AEP’s retiree medical, dental and life insurance benefits, it also includes the actuarial present value of these postretirement welfare benefits.
(5)	Includes balances from the Supplemental Retirement Savings Plan and Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are listed separately in column (2).

Share Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of February 22, 2013 for all Directors, each of the persons named in the Summary Compensation Table and all Directors and executive officers as a group.

Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Retainer Deferral Plan Stock Units(b)	Options Exercisable Within 60 Days	Total
N. K. Akins	—		170,220	—	—	170,220
D. J. Anderson	—		5,991	—	—	5,991
J. F. Cordes	—		11,984	—	—	11,984
R. D. Crosby, Jr.	—		25,239	—	—	25,239
D. M. Feinberg	1,034		11,844	—	—	12,878
L. A. Goodspeed	—		25,981	—	—	25,981
T. Hoaglin	1,000		19,721	—	—	20,721
S. B. Lin	1,000		1,568	—	—	2,568
M. G. Morris	262,043		3,297	—	149,000	414,340
R. C. Notebaert	—		5,991	—	—	5,991
L. L. Nowell III	—		29,575	—	—	29,575
R. P. Powers	22,531	(c)	120,776	—	—	143,307
R. S. Rasmussen	—		1,061	—	—	1,061
O. G. Richard III	2,195		—	—	—	2,195
R. L. Sandor	1,092		38,282	3,690	—	43,064
B. X. Tierney	48,150	(c)	91,977	—	—	140,127
S. Martinez Tucker	1,532	(d)	15,772	—	—	17,304
J. F. Turner	—		17,877	—	—	17,877
D. E. Welch	—		62,745	—	—	62,745
All directors, nominees and executive officers as a group (22 persons)	349,216	(e)	686,634	3,690	149,000	1,194,540

(a)	This column includes amounts deferred in stock units and held under the Stock Unit Accumulation Plan for Non-Employee Directors and held under AEP’s various executive benefit plans. Includes the following numbers of career shares: Mr. Akins, 67,774; Mr. Powers, 45,677; Mr. Tierney, 16,241; Mr. Welch, 31,293; and all directors and executive officers as a group, 179,988.
(b)	This column reflects amounts held in the Retainer Deferral Plan for Non-Employee Directors.
(c)	Includes share equivalents held in the AEP Retirement Savings Plan and the AEP Supplemental Retirement Savings Plan.
(d)	Includes 32 shares held by family members of Ms. Tucker over which she disclaims beneficial ownership.
(e)	Represents less than 1 percent of the total number of shares outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires AEP’s executive officers, directors and persons who beneficially own more than 10 percent of AEP’s Common stock to file initial reports of ownership and reports of changes in ownership of AEP Common Stock with the SEC. Executive officers and directors are required by SEC regulations to furnish AEP with copies of all reports they file. Based solely on a review of the copies of such reports furnished to AEP and written representations from AEP’s executive officers and directors during the fiscal year ended December 31, 2012, AEP believes that all Section 16(a) filing requirements were met during 2012.

Share Ownership of Certain Beneficial Owners

Set forth below are the only persons or groups known to AEP as of February 15, 2013, with beneficial ownership of five percent or more of AEP Common Stock.

	AEP Shares
Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	31,577,197	(a)	6.51%
State Street Corporation. One Lincoln Street Boston, MA 02111	24,324,024	(b)	5.0%

(a)	Based on the Schedule 13G filed with the SEC, BlackRock, Inc. reported that it has sole power to vote 31,577,197 shares and sole dispositive power for 31,577,197 shares.
(b)	Based on the Schedule 13G filed with the SEC, State Street Corporation, on behalf of its wholly-owned subsidiaries State Street Global Advisors France S.A., State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors LTD, State Street Global Advisors, Australia Limited, State Street Global Advisors Japan Co., LTD, State Street Global Advisors, Asia Limited and SSARIS Advisors LLC, reported that they have shared power to vote 24,324,024 shares and sole dispositive power for 24,324,024 shares.

Shareholder Proposals and Nominations

To be included in AEP’s proxy statement and form of proxy for the 2014 annual meeting of shareholders, any proposal which a shareholder intends to present at such meeting must be received by AEP, attention: Thomas G. Berkemeyer, Assistant Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 13, 2013.

Notice to nominate a director must include your name, address, and number of shares you own; the name, age, business address, residence address and principal occupation of the nominee and the number of shares beneficially owned by the nominee. It must also include all the information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this Policy is posted on our website at www.aep.com/investors/corporateleadersandgovernance. All such notices must be received by AEP, attention: Thomas G. Berkemeyer, Assistant Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 13, 2013. The Assistant Secretary will forward the recommendations to the Committee on Directors and Corporate Governance for consideration.

For any proposal intended to be presented by a shareholder without inclusion in AEP’s proxy statement and form of proxy for the 2014 annual meeting, the proxies named in AEP’s form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless

AEP receives notice of the matter by January 27, 2014. However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by SEC regulations.

Solicitation Expenses

These proxies are being solicited by our Board of Directors. The costs of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail and the Internet, but some telephone or personal solicitations of holders of AEP Common Stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no compensation, other than their regular salaries, for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist us with the solicitation of proxies for an estimated fee of $9,500, plus reasonable out-of-pocket expenses.

Exhibit A

Reconciliation of GAAP and Non-GAAP Financial Measures.

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, AEP’s management believes that the Company’s operating earnings provide users with additional meaningful financial information about the Company’s performance. Management also uses these non-GAAP financial measures when communicating with stock analysts and investors regarding its earnings outlook and results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

For additional details regarding the reconciliation of GAAP and non-GAAP financial measures below, see the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2013.

EPS
Operating Earnings	$3.09
Special Items
Restructuring Program	(0.06)
Ohio Generating Plants Impairment	(0.38)
Turk Plant Impairment	(0.02)
Tax Provision for UK Windfall Tax	(0.03)

GAAP Reported Earnings	$2.60

A-1

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 23, 2013.

Vote by Internet
• Go to www.envisionreports.com/AEP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Nicholas K. Akins		☐	☐	☐	02 - David J. Anderson	☐	☐	☐	03 - Ralph D. Crosby, Jr.	☐	☐	☐

04 - Linda A. Goodspeed		☐	☐	☐	05 - Thomas E. Hoaglin	☐	☐	☐	06 - Sandra Beach Lin	☐	☐	☐
07 - Michael G. Morris		☐	☐	☐	08 - Richard C. Notebaert	☐	☐	☐	09 - Lionel L. Nowell III	☐	☐	☐
10 - Stephen S. Rasmussen		☐	☐	☐	11 - Oliver G. Richard III	☐	☐	☐	12 - Richard L. Sandor	☐	☐	☐
13 - Sara Martinez Tucker		☐	☐	☐	14 - John F. Turner	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐	3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

	The Board of Directors recommends a vote AGAINST Proposal 4.
4.	Shareholder Proposal for Lobbying Disclosure Report	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B.

American Electric Power Company, Inc.

2013 Annual Meeting of Shareholders and Admission Ticket

Tuesday April 23, 2013, at 9:00 a.m. Eastern Time

The Ohio State University’s Fawcett Center

2400 Olentangy River Road

Columbus, Ohio

If you wish to attend and vote at the meeting, please bring this admission ticket and identification with you.

AGENDA

• Introduction and Welcome	• Advisory approval of the Company’s executive compensation

• Election of Directors	• Shareholder Proposal for lobbying disclosure report
• Ratification of Auditors	• Chief Executive Officer’s Report
• Comments and Questions from Shareholders

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

Proxy — American Electric Power Company, Inc.

Proxy Solicited on behalf of the Board of Directors for the Annual Meeting to be held April 23, 2013

The shareholder signing on the reverse of this proxy card appoints Nicholas K. Akins and Brian X. Tierney, and each of them, acting by a majority if more than one be present, attorneys and proxies to the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 23, 2013, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. If no direction is given, such shares will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other matters coming before the meeting.

Trustee’s Authorization. The undersigned authorizes JP Morgan Chase Bank, National Association to vote all shares of Common Stock of the Company credited to the undersigned’s account under the American Electric Power System retirement savings plan at the annual meeting in accordance with instructions on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

Nominees for:

01 - Nicholas K. Akins	02 - David J. Anderson	03 - Ralph D. Crosby, Jr.	04 - Linda A. Goodspeed	05 - Thomas E. Hoaglin	06 - Sandra Beach Lin

07 - Michael G. Morris	08 - Richard C. Notebaert	09 - Lionel L. Nowell III	10 - Stephen S. Rasmussen	11 - Oliver G. Richard III	12 - Richard L. Sandor

13 - Sara Martinez Tucker	14 - John F. Turner

C	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THE OTHER SIDE OF THIS CARD.	+